Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

AMCOL International Corporation

at

$41.00 Per Share, Net in Cash,

by

Imerys Minerals Delaware, Inc.

an indirect wholly owned subsidiary of

Imerys SA

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 20, 2014 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MARCH 19, 2014), UNLESS THE OFFER IS EXTENDED (SUCH DATE, AS IT MAY BE SO EXTENDED, THE “EXPIRATION TIME”), UNLESS EARLIER TERMINATED BY THE PURCHASER.

Imerys Minerals Delaware, Inc., a Delaware corporation (the “Purchaser”), an indirect wholly owned subsidiary of Imerys SA, a corporation organized under the laws of France (“Imerys”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (each, a “Share”), of AMCOL International Corporation, a Delaware corporation (“AMCOL”), at a price of $41.00 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any applicable withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented, this “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made for all outstanding Shares, and not for options to purchase Shares or other equity awards. The Offer is being made pursuant to an Agreement and Plan of Merger (as it may be amended or supplemented, the “Merger Agreement”), dated as of February 11, 2014, by and among AMCOL, Imerys and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into AMCOL, with AMCOL continuing as the surviving corporation and an indirect wholly owned subsidiary of Imerys (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares held by AMCOL as treasury stock or owned by Imerys or the Purchaser, all of which will be canceled and shall cease to exist, and (ii) Shares owned by stockholders of AMCOL who or which is entitled to demand, and who properly demands, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be converted into the right to receive an amount in cash equal to the Offer Price, less any applicable withholding tax.

THE AMCOL BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

AMCOL’s board of directors (the “AMCOL Board”) has unanimously (i) adopted and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the Offer, the Merger and the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”), (ii) declared that it is in the best interests of AMCOL and the stockholders of AMCOL (other than Imerys and its subsidiaries) that AMCOL enter into the Merger Agreement and consummate the Transactions and that the stockholders of AMCOL tender their Shares pursuant to the Offer, (iii) declared that the terms of the Offer and the Merger are fair to AMCOL and the stockholders of AMCOL (other than Imerys and its subsidiaries) and (iv) resolved to recommend that the stockholders of AMCOL accept the Offer and tender their Shares pursuant to the Offer. As soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Imerys, the Purchaser and AMCOL will cause the Merger to become effective without a meeting of the stockholders of AMCOL to adopt the Merger Agreement or any other action by the stockholders of AMCOL in accordance with Section 251(h) of the DGCL.

There is no financing condition to the Offer. The Offer is subject to the satisfaction of the “Minimum Condition,” the “Regulatory Condition” and the other conditions described in Section 15—“Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 5 through 12 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares pursuant to the Offer.

February 20, 2014

IMPORTANT

Any stockholder of AMCOL wishing to tender Shares pursuant to the Offer must (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions therein and mail or deliver the Letter of Transmittal and all other required documents to American Stock Transfer & Trust Company, LLC, the depositary of the Offer (the “Depositary”) together with certificates representing the Shares tendered or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

Any stockholder of AMCOL who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Time (as defined in the Introduction to this Offer to Purchase) or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined herein and identified below) at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Letter of Transmittal, the certificates for Shares and any other required documents must reach the Depositary prior to the Expiration Time, unless the guaranteed delivery procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” are followed.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

February 20, 2014

SUMMARY TERM SHEET

Imerys Minerals Delaware, Inc., an indirect wholly owned subsidiary of Imerys SA, is offering to purchase all outstanding Shares at a price of $41.00 per Share, net to the seller in cash, without interest and less any applicable withholding tax, upon the terms and subject to the conditions set forth in the Merger Agreement, this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of AMCOL, may have about the Offer and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “Purchaser,” “we,” “our,” or “us” refer to Imerys Minerals Delaware, Inc.

Who is offering to buy my Shares?

We are Imerys Minerals Delaware, Inc., a Delaware corporation recently formed for the purpose of making this Offer. We are an indirect wholly owned subsidiary of Imerys SA or “Imerys,” a corporation organized under the laws of France. We were organized in connection with the Offer and have not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. Upon the terms and subject to the conditions set forth in this Offer to Purchase, we will purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer. See Section 9—“Certain Information Concerning Imerys and the Purchaser.”

Imerys is a multinational company and a world leader in mineral-based specialties for industry. With €3.7 billion revenue and 15,800 employees in 2013, Imerys transforms a unique range of minerals to deliver essential functions (heat resistance, mechanical strength, conductivity, coverage, barrier effect, etc.) that are essential to its customers’ products and manufacturing processes. Whether mineral components, functional additives, process enablers or finished products, Imerys’ solutions contribute to the quality of a great number of applications in consumer goods, industrial equipment or construction. Combining expertise, creativity and attentiveness to customers’ needs, Imerys’ international teams constantly identify new applications and develop high value-added solutions under a determined approach to responsible development. These strengths enable Imerys to develop through a sound, profitable business model. See Section 9—“Certain Information Concerning Imerys and the Purchaser.”

Pursuant to the Merger Agreement, the Purchaser has agreed to, and Imerys has agreed to cause the Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer.

How many shares of AMCOL common stock are you offering to purchase?

We are seeking to purchase all of the issued and outstanding Shares, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay $41.00 per Share, net to you, in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and the accompanying Letter of Transmittal.

Will I have to pay any fees or commissions if I tender my Shares pursuant to the Offer?

If you are the record owner of your Shares and you directly tender your Shares to us pursuant to the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Why are you making the Offer?

We are making the Offer because the Purchaser and Imerys want to acquire AMCOL. See Sections 1—“Terms of the Offer” and 13—“Purpose of the Offer; No Stockholder Approval; Plans for AMCOL.”

Is there an agreement governing the Offer?

Yes. AMCOL, Imerys and the Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 12—“The Transaction Agreements.”

Has the AMCOL Board approved the Offer?

Yes. After careful consideration, the AMCOL Board unanimously (i) adopted and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of AMCOL and the stockholders of AMCOL (other than Imerys and its subsidiaries) that AMCOL enter into the Merger Agreement and consummate the Transactions and that the stockholders of AMCOL tender their Shares pursuant to the Offer, (iii) declared that the terms of the Offer and the Merger are fair to AMCOL and the stockholders of AMCOL (other than Imerys and its subsidiaries) and (iv) resolved to recommend that the stockholders of AMCOL accept the Offer and tender their Shares pursuant to the Offer.

Accordingly, the AMCOL Board has unanimously recommended that you accept the Offer and tender your Shares pursuant to the Offer. AMCOL’s full statement on the Offer is set forth in its Schedule 14D-9, which will be filed with the SEC in connection with the Offer and will be mailed to the stockholders of AMCOL with this Offer to Purchase and the Letter of Transmittal. See the “Introduction” to this Offer to Purchase.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	immediately prior to the Expiration Time, there shall have been validly tendered (not including as tendered those Shares that are tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Time) and not validly withdrawn that number of Shares that when added to the Shares then owned by Purchaser would represent one Share more than one-half (1/2) of the sum of: (i) all Shares then outstanding, and (ii) all Shares that AMCOL may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding options, restricted stock and restricted stock awards), regardless of the conversion or exercise price or other terms and conditions thereof. We refer to this condition as the “Minimum Condition,” which is more fully described in Section 15—“Conditions of the Offer”;

•	any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated on the Expiration Time, and on the Expiration Time any required approval of the Transactions by any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality (“Governmental Authority”) shall have been obtained (or all applicable waiting periods (and any extensions thereof) shall have been terminated or shall have expired) pursuant to any foreign antitrust laws in China, Germany and South Africa; and

•	the absence of any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 12—“The Transaction Agreements”).

The Offer is subject to certain other conditions as well. A more detailed discussion of the conditions to the Offer can be found in Section 15—“Conditions of the Offer.”

We reserve the right to waive some of these conditions without AMCOL’s consent. We cannot, however, waive or change the Minimum Condition without the consent of AMCOL. See Section 15—“Conditions of the Offer.”

Is the Offer subject to any financing condition?

No. There is no financing condition to the Offer.

Is your financial condition relevant to my decision to tender my Shares pursuant to the Offer and do you have financial resources to make payment?

Imerys and the Purchaser estimate that the total funds required to purchase all issued and outstanding Shares pursuant to the Offer and to complete the Merger pursuant to the Merger Agreement will be approximately $1,409,000,000, including related transaction fees and expenses. Imerys and the Purchaser anticipate funding these payments with cash on hand and from available credit facilities of Imerys. We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of the Shares in connection with the Offer;

•	we are offering to purchase all of the outstanding Shares in the Offer;

•	if the Offer is consummated, the Purchaser will acquire all remaining Shares for the same per Share cash price in the Merger (subject to certain appraisal rights under Section 262 of the DGCL);

•	there is no financing condition to the completion of the Offer; and

•	we and Imerys have cash on hand and available credit facilities that will be sufficient to finance the Offer and the Merger.

Receipt of financing is not a condition to the Offer. See Sections 10—“Source and Amount of Funds” and 12—“The Transaction Agreements—The Merger Agreement.”

How long do I have to decide whether to tender my Shares pursuant to the Offer?

Unless we extend or terminate the Offer, you will have until 12:00 midnight, New York City time, on March 20, 2014 (which is one minute after 11:59 p.m. New York City time, on March 19, 2014), to tender your Shares pursuant to the Offer. If we extend the Offer, you will have until the expiration of the Offer as so extended to tender your Shares pursuant to the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still be able to participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Sections 1—“Terms of the Offer” and 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that so long as neither AMCOL nor Imerys terminates the Merger Agreement in accordance with its terms:

We will, if on any then-scheduled Expiration Time the Minimum Condition has not been satisfied or any of the other Offer Conditions (as described in Section 15—“Conditions of the Offer”) has not been satisfied, or waived by Imerys or us if permitted hereunder, extend the Offer for one or more consecutive increments of not more than five business days each (or of not more than ten business days each if the only Offer Condition(s) not yet satisfied is the Offer Condition relating either to the absence of Restraints (as such term is defined in the Merger Agreement) or to the receipt of required regulatory approvals, as described in Section 15—“Conditions of the Offer”) (the length of such periods to be determined by Imerys) or such other number of business days as we, Imerys and AMCOL may agree upon (subject to our right of to waive any Offer Condition (other than the Minimum Condition) in accordance with the Merger Agreement), and the parties’ respective rights to terminate the Merger Agreement, until the earlier of (A) the termination of the Merger Agreement in accordance with its terms and (B) August 11, 2014. In addition, we will extend the Offer for the minimum period required (i) by applicable laws, statutes, ordinances, codes, rules, regulations, decrees judgments, injunctions and orders of any Governmental Authority, or (ii) the applicable rules, regulations, interpretations or positions of the SEC or its staff or the New York Stock Exchange (the “NYSE”).

See Section 1—“Terms of the Offer” for more details on our obligation and ability to extend the Offer.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform the Depositary of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary, to the Depositary prior to the Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3—“Procedures for Accepting the Offer and Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See Section 2—“Acceptance for Payment and Payment for Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time prior to the expiration of the Offer and, unless previously accepted for payment as provided herein, tenders of Shares may also be withdrawn after the date that is 60 days from the date of this Offer to Purchase. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

Will the consummation of the Offer be followed by a merger if less than all of the Shares are tendered pursuant to the Offer?

Yes. If we purchase at least a majority of the outstanding Shares in the Offer and the other conditions to the Merger are satisfied or waived, we, Imerys and AMCOL will cause the merger of us into AMCOL to become effective as soon as practicable following the consummation of the Offer in accordance with the terms of the Merger Agreement and without a vote by the stockholders of AMCOL to adopt the Merger Agreement pursuant to Delaware law or any other action by the stockholders of AMCOL pursuant to Delaware law. If the Merger takes place, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by AMCOL as treasury stock or owned by Imerys or the Purchaser, all of which will be canceled and will cease to exist, and (ii) Shares owned by any stockholder of AMCOL who or which is entitled to demand, and who properly demands, appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive $41.00 per Share, net in cash, without interest and less any applicable withholding taxes (or any higher price per Share that is paid to the stockholders of AMCOL pursuant to the Offer) and AMCOL will become an indirect wholly owned subsidiary of Imerys. See the “Introduction” to this Offer to Purchase.

If a majority of Shares are tendered and are accepted for payment, will AMCOL continue as a public company?

No. Following the purchase of Shares tendered, we expect to promptly consummate the Merger in accordance with Section 251(h) of the DGCL and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of AMCOL will be required in connection with the Merger. If the Merger occurs, AMCOL will no longer be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Board of Governors’ of the Federal Reserve System, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7—“NYSE Listing; Exchange Act Registration; Margin Regulations.”

If you successfully complete your Offer, what will happen to the AMCOL Board?

If we accept for payment by purchase of Shares at least such number of Shares as satisfies the Minimum Condition, as defined in Section 15—“Conditions of the Offer,” and subject to compliance with applicable Laws and the applicable rules of the NYSE, the Purchaser will be entitled to elect or designate such number of directors, rounded up to the next whole number, to the AMCOL Board as is equal the product of (i) the total number of directors on the AMCOL Board (after giving effect to the directors elected or designated by the Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Imerys, the Purchaser and any of their subsidiaries bears to the total number of Shares then outstanding. See Section 12—“The Transaction Agreements.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer.

Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur.

Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of AMCOL will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 7—“NYSE Listing; Exchange Act Registration; Margin Regulations.”

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL and due to the obligation of Imerys, the Purchaser and AMCOL to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, we expect the Merger to occur on the date of, and as promptly as practicable following, the consummation of the Offer without a subsequent offering period. See Section 1—“Terms of the Offer.”

What is the market value of my Shares as of a recent date?

On February 11, 2014, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on NYSE during normal trading hours was $36.72 per Share. Therefore, the Offer Price of $41.00 per Share represents a premium of approximately 11.7% over the closing price of the Shares before announcement of the Merger Agreement. On February 19, 2014, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on NYSE was $44.90 per Share. See Section 6—“Price Range of Shares; Dividends.”

If I accept the Offer, when and how will I get paid?

If the conditions to the Offer as described in Section 15—“Conditions of the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $41.00 in cash, without interest and less any applicable withholding taxes promptly following the Expiration Time. See Sections 1—“Terms of the Offer” and 2—“Acceptance for Payment and Payment for Shares.”

How will my outstanding Options, Shares of Restricted Stock and AMCOL RSUs be treated in the Offer and the Merger?

The Offer is being made for all outstanding Shares, but not for any outstanding equity or equity-based awards granted under the 2010 Long-Term Incentive Plan, the 2006 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan or any other plan, program or arrangement providing for the grant of equity-based awards (collectively, the “AMCOL Stock Plans”). No outstanding equity or equity-based awards granted under the AMCOL Stock Plans may be tendered in the offer. In order to tender the Shares underlying an option or stock appreciation right granted under the AMCOL Stock Plans (each, an “Option”) for the Offer Price, Options must be exercised (to the extent they are exercisable) in accordance with their terms and in sufficient time to tender the Shares received pursuant to the Offer.

In addition, at the Effective Time, subject to any required tax withholdings:

•	At the Effective Time, each outstanding, vested or unvested, Option will be cancelled in exchange for a cash payment equal to the excess, if any, of the Offer Price over the exercise price per Share subject to such Option multiplied by the number of Shares subject to such Options (and if the exercise price per share of any such Option is equal to or greater than the Offer Price, such Option will be canceled without any cash payment being made in respect thereof);

•	Each outstanding Share issued pursuant to any AMCOL Stock Plan that is subject to specified vesting criteria (each, a “Share of Restricted Stock”) will fully vest, and each holder thereof will receive a cash payment equal to the Offer Price;

•	Each outstanding restricted stock unit with respect to Shares (each, a “RSUs”) will fully vest, and each holder thereof will receive a cash payment equal to the Offer Price;

•	At the Effective Time, all outstanding dividends associated with each Share of Restricted Stock and each RSU shall be paid out in a cash lump sum; and

•	At the Effective Time, each outstanding phantom Share credited to AMCOL International Corporation Stock Unit Fund pursuant to AMCOL Nonqualified Deferred Compensation Plan (each, a “Phantom Share”) will be canceled and an amount equal to the Offer Price shall be allocated among the other measurement funds under the AMCOL Nonqualified Deferred Compensation Plan.

As of the Effective Time, the Options, Shares of Restricted Stock, RSUs and Phantom Shares and AMCOL Stock Plans will be cancelled and of no further force or effect.

For information on how the outstanding warrants to purchase Shares are treated in the Merger, see Section 12—“The Transaction Agreements.”

What are the United States federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in the Merger?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder that is a “U.S. holder” (as defined in Section 5—“Certain United States Federal Income Tax Consequences”) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will generally be long-term capital gain or loss provided that the stockholder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. See Section 5—“Certain United States Federal Income Tax Consequences.”

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any United States federal estate or gift tax rules, or any state, local or non-United States income and other tax laws) of the Offer and the Merger.

Will I have the right to have my shares appraised?

No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, AMCOL stockholders whose Shares have not been purchased by Purchaser pursuant to the Offer will have certain rights under Section 262 of the DGCL, to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. AMCOL stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from AMCOL. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the price paid by Purchaser pursuant to the Offer. You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, is not an opinion as to fair value under Section 262 of the DGCL. If any stockholder of AMCOL who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.

The foregoing summary of the rights of AMCOL stockholders under the DGCL is qualified in its entirety by the full text of Section 262 of the DGCL, which is filed as Annex C to AMCOL’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you at the same time as or shortly after this Offer to Purchase, and which is incorporated herein by reference. A more detailed discussion of appraisal rights can be found in Section 16—“Certain Legal Matters; Regulatory Approvals.”

Who should I call if I have questions about the Offer?

You may call MacKenzie Partners, Inc. at (800) 322-2885 (toll free). MacKenzie Partners, Inc. is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of

Common Stock of AMCOL:

INTRODUCTION

Imerys Minerals Delaware, Inc., a Delaware corporation (the “Purchaser”), an indirect wholly owned subsidiary of Imerys SA, a corporation organized under the laws of France (“Imerys”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (each, a “Share”), of AMCOL International Corporation, a Delaware corporation (“AMCOL”), at a price of $41.00 per Share net to the seller in cash, without interest (the “Offer Price”) and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented, this “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 11, 2014 (as it may be amended or supplemented, the “Merger Agreement”), by and among AMCOL, Imerys and the Purchaser. The Offer is conditioned upon (i) the satisfaction of the Minimum Condition, as defined in Section 15—“Conditions of the Offer,” (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the grant of any required approval of the Offer, the Merger (as defined below) and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) by any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality (“Governmental Authority”) (or all applicable waiting periods (and any extensions thereof) shall have been terminated or shall have expired) pursuant to any foreign antitrust laws in China, Germany and South Africa, (iii) the absence of a Company Material Adverse Effect and (iv) certain other customary conditions. The term “Minimum Condition” is defined in Section 15—“Conditions of the Offer” and generally requires that the Shares which have been validly tendered and not validly withdrawn prior to the Expiration Time, when added to any Shares already owned by Imerys or the Purchaser or any of their respective subsidiaries, represent one Share more than one-half (1/2) of the sum of: (i) all Shares then outstanding, and (ii) all Shares that AMCOL may be required to issue upon the vesting, conversion, settlement or exercise of all then outstanding warrants, options, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares. The term “Company Material Adverse Effect” is defined in Section 12—“The Transaction Agreements.” The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—“Conditions of the Offer.”

AMCOL has advised Imerys that, as of the close of business on February 11, 2014, there were (i) 32,501,070 Shares issued and outstanding, (ii) no Shares held by AMCOL in its treasury, (iii) an aggregate of 2,328,052 Shares reserved for issuance under the AMCOL Stock Plans (as defined below), of which (A) Options (as defined below) were issued with respect to 1,392,534 Shares (of which, options were issued with respect to 994,756 Shares and stock appreciation rights were issued with respect to 397,778 Shares), (B) no Shares were subject to restricted stock awards, (C) 129,300 Shares were subject to restricted stock unit awards and (D) 95,430 phantom shares were credited under a deferred compensation plan.

The Merger Agreement is more fully described in Section 12—“The Transaction Agreements.”

Tendering stockholders who are record owners of their Shares and tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

After careful consideration, the board of directors of AMCOL (the “AMCOL Board”) unanimously (i) adopted and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of AMCOL and the stockholders of AMCOL (other than Imerys and its subsidiaries) that AMCOL enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement and that the stockholders of AMCOL accept the Offer and tender their Shares pursuant to the Offer, (iii) declared that the terms of the Offer and the Merger are fair to AMCOL and the stockholders of AMCOL (other than Imerys and its subsidiaries) and (iv) resolved to recommend that the stockholders of AMCOL accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

A complete description of the reasons for the AMCOL Board’s approval of the Offer and the Merger will be set forth in AMCOL’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you at the same time as or shortly after this Offer to Purchase.

The Merger Agreement provides that, subject to the conditions described in Section 12—“The Transaction Agreements,” the Purchaser will be merged with and into AMCOL with AMCOL continuing as the surviving corporation (the “Surviving Corporation”), wholly owned by Imerys (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time will be converted into the right to receive $41.00 per Share (or any greater per Share price paid in the Offer), net in cash, without interest and less any applicable withholding tax, other than (i) Shares held by AMCOL as treasury stock or owned by Imerys or the Purchaser, all of which will be canceled and will cease to exist and (ii) Shares owned by any stockholder of AMCOL who or which is entitled to demand, and who properly demands, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiror can effect a merger without any action of the other stockholders of the target corporation. Therefore, AMCOL, Imerys and the Purchaser have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a meeting of the stockholders of AMCOL to adopt the Merger Agreement, in accordance with Section 251(h) of the DGCL. See Section 13—“Purpose of the Offer; No Stockholder Approval; Plans for AMCOL.”

The Offer is conditioned upon the fulfillment of the conditions described in Section 15—“Conditions of the Offer.”

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on March 20, 2014 (one minute after 11:59 p.m., New York City time, on March 19, 2014), unless the Offer is extended (such date, as it may be so extended, the “Expiration Time”) unless earlier terminated by the Purchaser). See Section 12—“The Transaction Agreements—The Merger Agreement.”

THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND AMCOL’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE AMCOL BOARD AND THE REASONS FOR THEIR RECOMMENDATION) CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF AMCOL SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as permitted under Section 4—“Withdrawal Rights.”

The Offer is conditioned upon (i) the satisfaction of the Minimum Condition, (ii) the satisfaction of the Regulatory Condition, (iii) the absence of a Company Material Adverse Effect on AMCOL and (iv) the other conditions described in Section 15—“Conditions of the Offer.” The term “Minimum Condition” is defined in Section 15—“Conditions of the Offer” and generally requires that the Shares which have been validly tendered and not validly withdrawn prior to the Expiration Time, when added to any Shares already owned by Imerys or the Purchaser or any of their respective subsidiaries, represent one Share more than one-half (1/2) of the sum of: (i) all Shares then outstanding, and (ii) all Shares that AMCOL may be required to issue upon the vesting, conversion, settlement or exercise of all then outstanding warrants, options, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares. The term “Company Material Adverse Effect” is defined in Section 12—“The Transaction Agreements.” The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—“Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 12—“The Transaction Agreements” occur.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive any condition of the Offer in whole or in part, or to modify the terms or conditions of the Offer, except that, without the written consent of AMCOL, the Purchaser may not (A) decrease the Offer Price, except in the case of certain agreed upon equitable adjustments, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) amend or modify any of the Offer condition in a manner that adversely affects holders of shares generally, (E) change the Minimum Condition, (F) impose conditions to the Offer in addition to the Offer conditions (G) extend or otherwise change the Expiration Time in a manner other than as required or permitted by the Merger Agreement, or (H) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act. The rights reserved by the Purchaser by this paragraph are in addition to the Purchaser’s rights pursuant to Section 15—“Conditions of the Offer.”

We may, in our sole and absolute discretion, increase the amount of cash constituting the Offer Price without the consent of AMCOL. If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not their Shares were tendered before the announcement of the increase in consideration.

The Merger Agreement provides that if at the Expiration Time the Minimum Condition has not been satisfied or any of the other Offer Conditions (as described in Section 15—“Conditions of the Offer”) has not been satisfied, or waived by Imerys or us if permitted hereunder, we will extend the Offer for one or more consecutive increments of not more than five business days each (or of not more than ten business days each if the only Offer Condition(s) not yet satisfied is the Offer Condition relating either to the absence of Restraints or to the receipt of required regulatory approvals, as described in Section 15—“Conditions of the Offer”) (the length of such periods to be determined by Imerys) or such other number of business days as we, Imerys and AMCOL may agree upon (subject to our right of to waive any Offer Condition (other than the Minimum Condition) in accordance with the Merger Agreement, and the parties’ respective rights to terminate the Merger Agreement, until the earlier of (A) the termination of the Merger Agreement in accordance with its terms and (B) August 11, 2014. In addition, the Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the New York Stock Exchange (the “NYSE”) applicable to the Offer or as may be required by any other United States federal, state or local or any Governmental Authority).

There can be no assurance that the Purchaser will be required under the Merger Agreement to extend, or choose to extend (if not so required) the Offer. During any extension of the offering period pursuant to the paragraphs above, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, upon the terms and subject to the conditions to the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if the Purchaser waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and will extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of such tender offer or the information concerning such tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

The Purchaser expressly reserves the right, in its sole discretion, upon the terms and subject to the conditions to the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares and to delay the acceptance for payment of or payment for Shares if, at the Expiration Time, any of the conditions to the Offer set forth in Section 15—“Conditions of the Offer” have not been satisfied or waived or upon the occurrence of any of the events set forth in Section 15—“Conditions of the Offer.” The Purchaser’s reservation of the right to delay the acceptance of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination of the Offer. Under certain circumstances, Imerys and the Purchaser may terminate the Merger Agreement and the Offer. See Section 12—“The Transaction Agreements—The Merger Agreement—Termination.”

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the Purchaser’s obligation under such rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of AMCOL will be required in connection with the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

AMCOL has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on AMCOL’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will (i) on the business day following the Expiration Time, accept for payment all Shares validly tendered and not validly withdrawn, prior to the Expiration Time and (ii) purchase and pay for all such Shares as soon as practicable following the Expiration Time. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer is referred to as the “Offer Closing” and the date on which the Offer Closing occurs is the “Offer Closing Date.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn, prior to the Expiration Time if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer and the conditions of the Offer have been satisfied or waived, to the extent permissible under the Merger Agreement. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” these Shares will be credited to an account maintained with the Book-Entry Transfer Facility) promptly following expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopies thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined herein) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (A) certificates representing Shares tendered must be delivered to the Depositary or (B) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined herein), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address as set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this Section 3—“Procedures for Accepting the Offer and Tendering Shares,” includes any participant in any of the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Time, or who cannot complete the procedure for book-entry transfer prior to the Expiration Time, or who cannot deliver all required documents to the Depositary prior to the Expiration Time, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary (as provided below) prior to the Expiration Time; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal

(or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, the Purchaser will pay for Shares validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Time only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will the Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints the Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the

Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of AMCOL, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon payment for such Shares, the Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole and absolute discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by the Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in the Purchaser’s opinion, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Imerys, the Purchaser or any of their respective affiliates or assigns, the Depositary, MacKenzie Partners, Inc. (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the Purchaser’s obligations under the Merger Agreement, the Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding. In order to avoid United States federal backup withholding at a rate of 28% on payments of cash pursuant to the Offer, a stockholder that is a “U.S. person” (as defined in the instructions to the Internal Revenue Service (“IRS”) Form W-9 provided with the Letter of Transmittal) who surrenders Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4—“Withdrawal Rights,” tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Time as explained below. Further, if the Purchaser has not accepted Shares for payment by April 20, 2014, they may be withdrawn at any time prior to the Purchaser’s acceptance for payment after that date.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an

Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. No tender or withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Imerys, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, validly withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

If the Purchaser extends the Offer, delays its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may nevertheless, on the Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4—“Withdrawal Rights” prior to the Expiration Time or as otherwise required by Rule 14e-1(c) under the Exchange Act.

5. Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of AMCOL whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are not tendered but instead are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of AMCOL, nor does it address any aspects of the United States federal estate or gift tax rules or any state, local or non-United States income or other tax laws that may apply to a particular stockholder in connection with the Offer and the Merger. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of AMCOL who hold Shares as capital assets for United States federal income tax purposes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a stockholder in light of such stockholder’s particular circumstances or to stockholders subject to special rules, such as stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation.

As used in this summary, a “U.S. holder” is any stockholder who is, for United States federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) any estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a United States person. As used in this summary, the term “non-U.S. holder” means any stockholder (other than an entity that is classified as a partnership under the Code) that is not, for United States federal income tax purposes, a U.S. holder.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

Because this discussion is intended to be a general summary only and individual circumstances may differ, each stockholder should consult its tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

U.S. holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations.

Non-U.S. holders. A non-U.S. holder who tenders Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will not be taxed on any gain recognized on a disposition of Shares unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In such cases, the gain will be capital gain subject to United States federal income tax (but not withholding tax) on a net basis at the rates applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, an additional “branch profits tax” may also apply at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is an individual who holds Shares as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses recognized in the same taxable year, generally will be subject to a flat 30% United States federal income tax); or

•	the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time during the five years preceding the consummation of the Offer or the Merger, as applicable, and AMCOL was a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of such five-year period and the non-U.S. holder’s holding period with respect to its Shares. AMCOL believes that it is not a United States real property holding corporation and that it has not been a United States real property holding corporation during the five years preceding the commencement of the Offer.

Backup withholding. A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to United States federal backup withholding at a rate of 28% unless certain information is provided to the Depositary or an exemption applies. See Section 3—“Procedures for Accepting the

Offer and Tendering Shares—Backup Withholding.” Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a stockholder’s federal income tax liability provided that the required information is timely furnished to the IRS.

6. Price Range of Shares; Dividends.

According to AMCOL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Shares are traded on the NYSE under the symbol “ACO.” The following table sets forth, for the periods indicated, the high and low sale prices per Share, as reported by the NYSE, and cash dividends declared per share. Share prices are as reported in AMCOL’s Form 10-K for the fiscal year ended December 31, 2012 and thereafter as reported on the NYSE based on published financial sources.

	Stock Price		Cash Dividends Declared Per Share
	High	Low
Year Ended December 31, 2011
First Quarter	$36.00	$28.92	$.18
Second Quarter	38.62	32.45	.18
Third Quarter	39.85	23.37	.18
Fourth Quarter	35.09	21.60	.18

Year Ended December 31, 2012
First Quarter	$30.96	$25.93	$.18
Second Quarter	34.27	26.63	.18
Third Quarter	36.23	27.70	.20
Fourth Quarter	34.68	28.26	.20

Year Ending December 31, 2013
First Quarter	$33.89	$28.68	$.20
Second Quarter	32.92	27.59	.20
Third Quarter	37.05	31.61	.20
Fourth Quarter	34.51	29.48	.20

Year Ending December 31, 2014
First Quarter (through February 19, 2014)	$45.32	$33.40	$.20

On February 11, 2014, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NYSE during normal trading hours was $36.72 per Share. On February 19, 2014, the last full trading day prior to the commencement of the Offer, the last reported closing price per Share on the NYSE during normal trading hours was $44.90 per Share. According to AMCOL’s Form 10-K for the fiscal year ended December 31, 2012, AMCOL has declared and paid cash dividends on the Shares for every year since 1938. Under the terms of the Merger Agreement, between the date of the Merger Agreement and the Effective Time, except as otherwise consented to by Imerys in writing (which consent will not be unreasonably withheld, delayed or conditioned), AMCOL is not permitted to declare, authorize, set aside for payment or pay any dividends other than quarterly cash dividends not to exceed $.20 per Share and with declaration, record and payment dates at times consistent with historical practice over the prior two fiscal years, and, if a record date has not been set (in reference to a date consistent with such historical practice) prior to the Effective Time, no dividend shall be paid. See Section 14—“Dividends and Distributions.”

Before deciding whether to tender their Shares pursuant to the Offer, stockholders are urged to obtain a current market quotation for the Shares.

7. NYSE Listing; Exchange Act Registration; Margin Regulations.

Assuming the requirements of Section 251(h) of the DGCL are satisfied, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of AMCOL will be required in connection with the Merger. Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into AMCOL, and AMCOL will be the Surviving Corporation. The Certificate of Incorporation and the Bylaws of the Purchaser will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until thereafter changed or amended. The Purchaser’s directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their successors have been elected or appointed.

NYSE Listing. The Shares are currently listed on the NYSE, but following the Effective Time the shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Imerys. According to the published NYSE guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the total number of holders of Shares falls below 400, (ii) the total number of holders of Shares falls below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months or (iii) the number of publicly held Shares (exclusive of holdings of Shares held by officers or directors of AMCOL and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. Additionally, following consummation of the Offer Imerys may cause AMCOL to take all action necessary to be treated as a “controlled company,” as defined by Section 303A.00 of the NYSE Listing Manual (or any successor provision), which means that AMCOL would be exempt from the requirement that the AMCOL Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the nominating and corporate governance committee and the compensation committee of the AMCOL Board. See Section 12—“Transaction Agreement—The Merger Agreement—Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer.”

Exchange Act Registration. Shares currently are registered under the Exchange Act.

We intend to seek to cause AMCOL to apply for termination of the registration of Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of the registration of Shares under the Exchange Act would reduce the information required to be furnished by AMCOL to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to Shares. In addition, if Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to AMCOL. Furthermore, the ability of “affiliates” of AMCOL and persons holding “restricted securities” of AMCOL to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If the registration of Shares under the Exchange Act was terminated, Shares would no longer be eligible for continued inclusion on the Board of Governors’ of the Federal Reserve System (the “Federal Reserve Board’s”) list of “margin securities” or eligible for stock exchange listing.

If the registration of Shares is not terminated prior to the Merger, then the registration of Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning AMCOL.

The following description of AMCOL and its business has been taken from AMCOL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and is qualified in its entirety by reference to such report:

General. AMCOL is a leading international producer of specialty materials and related products and services for the industrial and consumer markets. AMCOL operates in five segments: performance materials, construction technologies, energy services, transportation and corporate. AMCOL’s performance materials segment—previously referred to as its minerals and materials segment—is a leading supplier of bentonite related products. AMCOL’s construction technologies segment—previously referred to as its environmental segment—provides products for non-residential construction, environmental and infrastructure projects worldwide. AMCOL’s energy services segment—previously referred to as its oilfield services segment—offers a range of patented technologies, products and services for both upstream and downstream oil and gas production. AMCOL’s transportation segment, which serves its domestic subsidiaries as well as third parties, is a dry van and flatbed carrier and freight brokerage service provider. AMCOL’s corporate segment includes the elimination of intersegment revenues as well as certain expenses associated with research and development, management, employee benefits and information technology activities. A significant portion of the products sold by AMCOL’s performance materials segment and, to a lesser extent, its construction technologies segment, utilize a mineral called bentonite. Bentonite has several valuable characteristics, including its ability to bind, swell, adsorb, control rheology, soften fabrics, and have its surface modified through chemical and physical reactions. AMCOL also develops applications for other specialty minerals, most significantly chromite and leonardite. AMCOL earns revenues from the sale of finished products, provision of services, rental of equipment, and charges for shipping goods and materials to customers. Its service revenues are derived primarily from its construction technologies, energy services, and transportation segments; its transportation segment is purely service based.

AMCOL is a Delaware corporation with its principal executive offices located at 2870 Forbs Avenue, Hoffman Estates, IL 60192. The telephone number for AMCOL is (847) 851-1500.

Available Information. AMCOL is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning AMCOL’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of AMCOL’s securities, any material interests of such persons in transactions with AMCOL and other matters is required to be disclosed in proxy statements and periodic reports distributed to AMCOL’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549-0213. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549-0213. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as AMCOL, who file electronically with the SEC. The address of that site is http://www.sec.gov. AMCOL also maintains an Internet website at http://www.amcol.com. The information contained in, accessible from or connected to AMCOL’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of AMCOL’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning AMCOL contained in this Offer to Purchase has been based upon publicly available documents and records on file with the

SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Imerys, the Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning AMCOL contained in such documents and records or for any failure by AMCOL to disclose events which may have occurred or may affect the significance or accuracy of any such information.

Certain Projections. In a presentation to management, AMCOL provided Imerys with selected unaudited projected financial information concerning AMCOL. Such information is described in AMCOL’s Schedule 14D-9, which will be filed with the SEC and is being mailed to AMCOL’s stockholders concurrently with this Offer to Purchase. AMCOL’s stockholders are urged to, and should, carefully read the Schedule 14D-9.

9. Certain Information Concerning Imerys and the Purchaser.

General. The Purchaser is a Delaware corporation with its principal offices located at c/o Imerys USA, Inc., 100 Mansell Rd., Roswell, Georgia, USA 30076. The telephone number of the Purchaser is (770) 645-3300. The Purchaser is a wholly owned subsidiary of Imerys USA, Inc. and an indirect wholly owned subsidiary of Imerys. The Purchaser was formed for the purpose of making a tender offer for all of the Shares of AMCOL and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Imerys is a corporation organized under the laws of France with its principal offices located at 154 rue de l’Université, 75007 Paris, France. The telephone number of Imerys is + 33 (0) 1 49 55 63 00.

Imerys is a multinational company and a world leader in mineral-based specialties for industry. With €3.7 billion revenue and 15,800 employees in 2013, Imerys transforms a unique range of minerals to deliver essential functions (heat resistance, mechanical strength, conductivity, coverage, barrier effect, etc.) that are essential to its customers’ products and manufacturing processes. Whether mineral components, functional additives, process enablers or finished products, Imerys’ solutions contribute to the quality of a great number of applications in consumer goods, industrial equipment or construction. Combining expertise, creativity and attentiveness to customers’ needs, Imerys’ international teams constantly identify new applications and develop high value-added solutions under a determined approach to responsible development. These strengths enable Imerys to develop through a sound, profitable business model. See Section 9—“Certain Information Concerning Imerys and the Purchaser.”

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Imerys and the Purchaser and certain other information are set forth in Schedule I hereto.

During the last five years, none of Imerys or the Purchaser or, to the best knowledge of Imerys and the Purchaser, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase and Schedule I hereto, (i) none of Imerys, the Purchaser, any majority-owned subsidiary of Imerys or, to the best knowledge of Imerys and the Purchaser, any of the persons listed in Schedule I hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Imerys, the Purchaser or, to the best knowledge of Imerys and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Imerys, the Purchaser or, to the best knowledge of Imerys and the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of AMCOL, including any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Imerys, the Purchaser or, to the best knowledge of Imerys and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with AMCOL or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Imerys or any of their subsidiaries or, to the best knowledge of Imerys, any of the persons listed in Schedule I hereto, on the one hand, and AMCOL or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Imerys and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning (800) SEC-0330. Imerys filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

10. Source and Amount of Funds.

The Offer is not conditioned upon the Purchaser or Imerys obtaining financing to fund the purchase of Shares pursuant to the Offer and the Merger. Because (i) the only consideration to be paid in the Offer and the Merger is cash, (ii) the Offer is to purchase all issued and outstanding Shares, (iii) if the Offer is consummated, then we will acquire all remaining Shares for the same per Share cash price in the Merger (subject to certain appraisal rights under Section 262 of the DGCL), (iv) there is no financing condition to the completion of the Offer, and (v) we and Imerys have cash on hand and available credit facilities that will be sufficient to finance the payments to be made in the Offer and the Merger, we believe the financial condition of Imerys and the Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares pursuant to the Offer.

Imerys and the Purchaser estimate that the total funds required to purchase all issued and outstanding Shares pursuant to the Offer and to complete the Merger pursuant to the Merger Agreement will be approximately $1,409,000,000, including related transaction fees and expenses. Imerys will provide the Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger.

Imerys expects to fund part of the payments to be made in connection with the Offer and the Merger with existing committed financial resources, including (i) a €750 million (approximately $1,027,500,000) facility agreement dated February 11, 2014 by and among Imerys and Morgan Stanley Bank International Limited as underwriter, arranger and agent (“Morgan Stanley Facility”), and (ii) up to €300 million (approximately $411,000,000) of existing available committed credit facilities, with maturities ranging from September 2016 to December 2018, of Imerys that are available for working capital and other general corporate purposes. The Morgan Stanley Facility is unsecured and matures on February 11, 2015, but may be extended at Imerys’ option for an additional six months, subject to the satisfaction of certain conditions. Interest will accrue on the loans made pursuant to the Morgan Stanley Facility at rates that are based on LIBOR plus a margin determined by the date of borrowing and Imerys’ then current credit rating, ranging from 0.40% to 2.15%. Imerys plans to repay its obligations under the Morgan Stanley Facility and other facilities through a combination of internally generated cash from operations and/or other sources of refinancing such as debt capital markets issuance.

11. Background of the Offer; Past Contacts or Negotiations with AMCOL.

The following is a description of contacts between representatives of Imerys or the Purchaser with representatives of AMCOL that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of AMCOL’s activities relating to these contacts, please refer to AMCOL’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Background of the Offer

The following is a description of contacts between representatives of Imerys or the Purchaser with representatives of AMCOL that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of AMCOL’s activities relating to these contacts, please refer to AMCOL’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Imerys regularly evaluates various strategic alternatives to improve its competitive position and enhance value for Imerys stockholders. This includes opportunities for acquisitions of other companies or their assets.

On December 3, 2013, at the direction of AMCOL, representatives of Goldman, Sachs & Co. (“Goldman Sachs”), financial advisor to AMCOL, contacted Guillaume Cadiou, Head of Strategy and Development at Imerys regarding a potential strategic transaction with AMCOL. At the direction of AMCOL, representatives of Goldman Sachs told Imerys that AMCOL was evaluating strategic alternatives for the Company, including potentially entering into a merger agreement to provide for a sale of AMCOL, invited Imerys to enter into a non-disclosure agreement so that Imerys could be given access to additional information about AMCOL and offered to coordinate a meeting between representatives of the two companies.

On December 12, 2013, Imerys and AMCOL executed a non-disclosure agreement pursuant to which Imerys agreed to (i) use certain information received from AMCOL solely for the purpose of evaluating the potential transaction with AMCOL, (ii) keep certain information received from AMCOL confidential, and (iii) not disclose certain information received from AMCOL, without the prior written consent of AMCOL. The non-disclosure agreement also contained a 12-month “standstill” provision prohibiting Imerys from acquiring, offering to acquire or seeking to acquire securities issued by AMCOL.

Later that day, at the direction of AMCOL, representatives of Goldman Sachs provided Imerys with a brief initial information package pertaining to AMCOL, which included financial projections of AMCOL and guidance that AMCOL should receive Imerys’ initial indication of interest by December 23, 2013.

On December 18, 2013, Ryan McKendrick, President and Chief Executive Officer of AMCOL, along with representatives of Goldman Sachs, met in Paris, France with members of senior management of Imerys, including Gilles Michel, Chairman and Chief Executive Officer of Imerys. During the meeting, representatives of Imerys were provided a management presentation on AMCOL’s business, along with certain financial projections. The parties discussed AMCOL’s history, strategy, business lines, key products, growth initiatives and financial information. AMCOL’s representatives also gave Imerys the guidance that any indication of interest from Imerys should include an approximate indicative price in excess of $40 per Share in cash in order to move forward.

On December 20, 2013, Imerys engaged Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as Imerys’ financial advisor with respect to the potential acquisition of AMCOL.

On December 22, 2013, as a follow-up to the meeting between representatives of AMCOL and Imerys on December 18, 2013, and at the request of representatives of Goldman Sachs, at the direction of AMCOL, Imerys submitted to AMCOL a written indication of interest proposing an acquisition of all of AMCOL’s outstanding shares at a price of “around $40 per share” in cash.

On December 24, 2013, at the direction of AMCOL, representatives of Goldman Sachs informed representatives of Imerys that the AMCOL Board had reviewed and discussed the indication of interest from

Imerys, and based on the terms in such indication of interest, AMCOL now invited Imerys to commence its due diligence review of AMCOL, with the objective of completing due diligence quickly and submitting a definitive acquisition proposal before the end of January 2014. At the direction of AMCOL, representatives of Goldman Sachs asked Imerys to provide a diligence request list and communicated that if Imerys were to be successful in the process, Imerys would need to make an offer in excess of $40 per share in cash. Later that same day, representatives of Goldman Sachs spoke with representatives of Morgan Stanley to discuss the diligence process.

On December 30, 2013, Imerys provided a due diligence request list to AMCOL. On January 3, 2014, representatives of Imerys discussed the due diligence request list with representatives of AMCOL, including Don Pearson, Senior Vice President and Chief Financial Officer of AMCOL. On January 11, 2014, Imerys and its representatives were granted access to certain information on AMCOL in an electronic data room. Over the next three weeks, Imerys and its representatives reviewed the information made available to them in the electronic data room and held discussions with certain employees of AMCOL and its representatives.

On January 15, 2014, at the direction of AMCOL, representatives of Goldman Sachs conveyed to Morgan Stanley that AMCOL expected a firm proposal from Imerys that was not subject to any significant due diligence quickly following the conclusion of the planned due diligence sessions to be held later in January, and that such proposal should be received by AMCOL no later than January 29, 2014. In response to the question on when Imerys could expect to receive a draft merger agreement, representatives of Goldman Sachs informed Morgan Stanley that AMCOL would not provide a draft merger agreement at this time but that the AMCOL Board would make a decision on how to proceed with Imerys after AMCOL had received Imerys’ firm proposal.

From January 17 through January 21, 2014, representatives of Imerys, along with representatives of Morgan Stanley and other Imerys advisors, met with members of senior management of AMCOL and representatives of Goldman Sachs at AMCOL’s headquarters in Hoffman Estates, Illinois. During these meetings, the parties discussed AMCOL’s organization and structure, strategy, business segments, key products, innovation and financial information.

Throughout the second half of January 2014 and in early February 2014, as part of Imerys’ due diligence investigation, representatives of Imerys also visited a number of AMCOL’s sites in the United States, the United Kingdom, China and South Africa.

On January 27, 2014, Mr. Michel and Mr. McKendrick discussed Imerys’ intention to submit a firm proposal for the acquisition of AMCOL on January 29, 2014, a deadline previously communicated to Imerys by representatives of Goldman Sachs, at the direction of AMCOL.

On January 29, 2014, a meeting of the Imerys Board of Directors (the “Imerys Board”) was held to evaluate the potential acquisition of AMCOL. In this meeting, the Imerys Board authorized Imerys management to submit an acquisition proposal to AMCOL at an offer price of $39.50 per Share. Later that day, Imerys submitted a written proposal offering to acquire all of the outstanding shares of AMCOL for $39.50 per Share in cash. Imerys’ proposal included a request that the parties enter into exclusive negotiations through February 13, 2014. Imerys indicated that it anticipated financing a transaction with cash on hand, through current available credit facilities and an acquisition facility that would be in place at signing. In this regard, Imerys also provided AMCOL with a draft negotiated commitment letter for a bridge loan facility relating to the proposed transaction, and certain other ancillary documentation related to the proposal. In its written proposal Imerys indicated its willingness to structure the transaction with a cash tender offer pursuant to Section 251(h) of the DGCL in order to provide value and transaction certainty to AMCOL’s stockholders.

On January 30, 2014, Mr. McKendrick contacted Mr. Michel to discuss Imerys acquisition proposal. Mr. McKendrick expressed that Imerys’ proposed price of $39.50 per Share was unlikely to be acceptable to the AMCOL Board. Mr. Michel noted that Imerys believed the offer price represented a full and fair valuation of

AMCOL and that Imerys was in a position to move quickly towards negotiating and signing a definitive merger agreement with AMCOL. Mr. McKendrick stated that AMCOL had an important board meeting later in that same day and that Imerys should consider improving its proposal if it wanted to be competitive. Mr. Michel informed Mr. McKendrick that the Imerys Board or its Strategic Board Committee would need to be reconvened for Imerys to consider any improvement in the proposal and that Mr. Michel had final diligence questions he wished to discuss with Mr. McKendrick before re-convening the Imerys Board or its Strategic Board Committee.

On January 30, 2014, at the direction of AMCOL, representatives of Goldman Sachs informed Morgan Stanley that an offer price of $39.50 per Share was unlikely to be acceptable to the AMCOL Board. At the direction of AMCOL, representatives of Goldman Sachs informed Morgan Stanley that the AMCOL Board was planning to reconvene the following day and that the Company was requesting Imerys to provide its best and final value proposal for the AMCOL Board to consider in its meeting the next day.

On January 31, 2014, at Mr. Michel’s request, Mr. Michel and Mr. McKendrick met in Paris, France, to discuss certain key issues with the Company’s capital expenditures plan, cash management improvement plans, and retention and incentive arrangements for key managers.

Later in the day, Imerys convened a special meeting of its Strategic Board Committee so that management could provide an update on the latest developments in the discussions with AMCOL. After lengthy discussions, Imerys’ Strategic Board Committee (acting with the powers and authority given to it by the Imerys Board on January 29, 2014) authorized Imerys’ management to submit a revised acquisition proposal at a valuation of $41.00 per Share. Following the meeting of Imerys’ Strategic Board Committee, Mr. Michel sent a letter to Mr. McKendrick to convey the revised offer to acquire all of the outstanding shares of AMCOL for $41.00 per share in an all cash transaction. The letter also set out that Imerys’ proposal was conditioned on the AMCOL Board granting exclusivity to Imerys until February 13, 2014.

Later that day, Mr. McKendrick spoke with Mr. Michel and relayed that the AMCOL Board had made the decision to proceed with Imerys on an exclusive basis.

On February 1, 2014, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), counsel to Imerys and Kirkland & Ellis LLP (“Kirkland & Ellis”), counsel to AMCOL negotiated the terms of the exclusivity agreement and a supplemental non-disclosure agreement to be entered into between the parties.

On February 2, 2014, Imerys and AMCOL executed an exclusivity agreement pursuant to which AMCOL agreed to work and negotiate exclusively with Imerys for a period expiring twelve days after the first full day following the date on which AMCOL delivered a draft merger agreement to Imerys. On the same date, the parties also entered into a supplemental non-disclosure agreement.

After the close of business on February 4, 2014, Kirkland & Ellis sent an initial draft of the Merger Agreement to Skadden Arps.

During the afternoon of February 6, 2014 representatives Kirkland & Ellis, AMCOL, Skadden Arps and Imerys participated in a conference call to discuss the key issues on the draft Merger Agreement. Following the conference call, the parties agreed that Skadden would provide a revised draft of the Merger Agreement and that the parties would meet the next day to negotiate the agreement.

On the morning of February 7, 2014, Skadden Arps sent a revised draft of the Merger Agreement to Kirkland & Ellis. Over the course of the next several days, various drafts of the Merger Agreement, were exchanged between representatives of AMCOL and Imerys.

On February 7 and 8, 2014, representatives of Imerys, along with representatives of Skadden Arps and Morgan Stanley, met in Chicago, Illinois with representatives of AMCOL, Kirkland & Ellis and Goldman Sachs to negotiate the final terms of the Merger Agreement. Negotiations continued telephonically from February 9 to February 11, 2014. During this period, Imerys also finalized its due diligence review of AMCOL.

On February 10, 2014, Imerys convened a special meeting of the Imerys Board for management to provide a further update on the negotiations with AMCOL and a summary of the key terms of the Merger Agreement. During that session, the Imerys Board unanimously approved and authorized Mr. Michel and other named executive officers of Imerys to negotiate and finalize the terms of the Merger Agreement, and the preparation and submission of a tender offer to acquire the Shares at a price of $41.00 per Share in cash upon the terms and subject to the conditions of the Merger Agreement.

On February 11, 2014, the AMCOL Board met to consider the proposed transaction and the draft Merger Agreement. In the meeting, the AMCOL Board unanimously (i) adopted and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of AMCOL and the stockholders of AMCOL (other than Imerys and its subsidiaries) that AMCOL enter into the Merger Agreement and consummate the Merger, the Offer and the other transactions contemplated by the Merger Agreement and that the stockholders of AMCOL tender their Shares pursuant to the Offer, (iii) declared that the terms of the Offer and the Merger are fair to AMCOL and the stockholders of AMCOL and (iv) resolved to recommend that the stockholders of AMCOL accept the Offer and tender their Shares pursuant to the Offer. After the meeting was concluded, Mr. McKendrick called Mr. Michel to inform him that the AMCOL Board had approved AMCOL entering into the Merger Agreement with Imerys. Subsequently, the parties concluded negotiations and finalized the Merger Agreement, which was executed on February 11, 2014.

On February 12, 2014, prior to the opening of trading of Imerys on the Euronext in Paris, each of Imerys and AMCOL issued a press release to announce that they had signed a definitive merger agreement, and that the Merger Agreement had been unanimously approved by both companies’ boards.

12. The Transaction Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. The following description of the Merger Agreement and the transactions contemplated thereby is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached as an exhibit to the Schedule TO and is incorporated herein by reference. For a further understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about AMCOL, Imerys or the Purchaser, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. None of the stockholders of AMCOL or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Imerys, the Purchaser, AMCOL or any of their respective subsidiaries or affiliates. The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about Imerys or AMCOL, and should not be relied upon as disclosure about Imerys or AMCOL without consideration of the periodic and current reports and statements (as applicable) that Imerys and AMCOL file with the SEC. Capitalized terms used in this Section 12—“The Transaction Agreements” and not otherwise defined have the respective meanings assigned thereto in the Merger Agreement.

The Offer. The Merger Agreement provides that Purchaser will (and that Imerys will cause Purchaser to) commence the Offer as promptly as practicable but in no event more than ten business days after the date of the Merger Agreement. The obligations of the Purchaser, and of Imerys to cause the Purchaser, to consummate the

Offer in accordance with its terms, and to promptly accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer will be subject to the satisfaction or waiver by the Purchaser of the conditions (the “Offer Conditions”) described in Section 15—“Conditions of the Offer.” The Purchaser expressly reserves the right, at any time, in its sole discretion, to waive any Offer Condition in whole or in part, or to modify the terms of the Offer; provided, however, without the prior written consent of AMCOL, the Purchaser will not (i) decrease the Offer Price, except in the case of certain agreed upon equitable adjustments, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions in a manner that adversely affects holders of Shares generally, (v) change the Minimum Condition, (vi) impose conditions to the Offer in addition to the Offer Conditions, (vii) extend or otherwise change the Expiration Time in a manner other than as required or permitted by the Merger Agreement, or (viii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act.

The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on March 20, 2014, which is twenty business days after the commencement of the Offer. The Offer shall be extended from time to time as follows: (i) if, on the scheduled Expiration Time, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Imerys or the Purchaser if permitted under the Merger Agreement, then the Purchaser shall extend the Offer for one or more periods of not more than five business days each (or of not more than ten business days each if the only Offer Condition(s) not yet satisfied is the Offer Condition relating either to the absence of Restraints or to the receipt of required regulatory approvals) (the length of such periods to be determined by Imerys) or such other number of business days as the parties may agree (subject to the right of the Purchaser to waive any Offer Condition (other than the Minimum Condition) in accordance with the Merger Agreement and the parties’ respective rights to terminate the Merger Agreement in accordance with its terms and (ii) the Purchaser shall extend the Offer for the minimum period required by applicable law or the applicable rules, regulations, interpretations or positions of the SEC or its staff or the NYSE. The Purchaser is not required to extend the offer beyond August 11, 2014, and will not in any event extend the offer beyond August 11, 2014 without AMCOL’s prior written consent.

The Merger Agreement further provides that, subject to the terms and conditions of the Merger Agreement (including the prior satisfaction of the Minimum Condition) and satisfaction or waiver by the Purchaser of all of the Offer Conditions, after the Expiration Time, the Purchaser will, and Imerys will cause the Purchaser to, promptly accept for payment and promptly thereafter pay for all Shares that are validly tendered in the Offer and not properly withdrawn (the “Offer Acceptance Time”).

Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer. The Merger Agreement provides that effective upon the Offer Acceptance Time, and at all times thereafter, subject to compliance with applicable laws and applicable rules of the NYSE, the Purchaser will be entitled to elect or designate to the AMCOL Board the number of directors, rounded up to the next whole number, equal to the product of (i) the total number of directors on the AMCOL Board (after giving effect to the directors elected or designated by the Purchaser pursuant the terms of the Agreement) and (ii) the percentage that the aggregate number of Shares beneficially owned by Imerys, the Purchaser and any of their subsidiaries bears to the total number of Shares then outstanding. Upon the request of the Purchaser at any time following the Offer Acceptance Time, AMCOL and the AMCOL Board will cause Imerys’ designees to be so elected or appointed, including by increasing the number of directors, filling vacancies or newly created directorships on the AMCOL Board, and/or securing the resignations of incumbent directors. AMCOL will also cause individuals elected or designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the AMCOL Board of each committee of the AMCOL Board. Upon the request of Imerys from and after the Offer Acceptance Time, AMCOL will take all actions necessary to be treated as a “controlled company” as defined in the rules of the NYSE and make all necessary filings and disclosures. Upon the request of Imerys after the Offer Acceptance Time, AMCOL will take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to effect the election or designation of Imerys’ designees to the AMCOL Board, including mailing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder to enable the Purchaser’s designees to be elected or designated to the AMCOL Board.

In the event that the Purchaser’s designees are elected or designated to the AMCOL Board, then, until the Effective Time, AMCOL shall cause the AMCOL Board to maintain three Continuing Directors (as defined below). The term “Continuing Directors” means a member of the AMCOL Board who was a member of the AMCOL Board on or prior to the date of the Merger Agreement and who are not officers, directors or employees of Imerys, the Purchaser, or any of their subsidiaries, each of whom shall be an “independent director” as defined by the NYSE rules and eligible to serve on AMCOL’s audit committee under the Exchange Act and NYSE rules, and at least one of whom shall be an “audit committee financial expert” as defined in Items 407(d)(5)(ii) and (iii) of Regulation S-K. If at any point no Continuing Directors then remain, the other directors will designate three (3) individuals to fill such vacancies who are not current or former officers, directors or employees of Imerys, the Purchaser or any of their affiliates, and do not otherwise have a material financial or other interest or material relationship with Imerys, the Purchaser or any of their affiliates, and such individuals will be deemed to be Continuing Directors for all purposes of the Merger Agreement. The Merger Agreement further provides that if, following the election or designation of the Purchaser’s designees to the AMCOL Board, the Purchaser’s designees constitute a majority of the AMCOL Board after the Offer Acceptance Time and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors then in office is required to (A) amend or terminate the Merger Agreement, (B) exercise or waive any of AMCOL’s rights, benefits or remedies under the Merger Agreement, if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Imerys or the Purchaser), (C) amend AMCOL’s certificate of incorporation or bylaws, if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Imerys or the Purchaser) or (D) take any other action of the AMCOL Board with respect to the Merger Agreement if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Imerys or the Purchaser).

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the DGCL, at the Effective Time, the Purchaser will be merged with and into AMCOL, and the separate corporate existence of the Purchaser will cease and AMCOL will be the Surviving Corporation. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger (and as described in this Section 12—“The Transaction Agreements—“Conditions to the Merger”) the closing of the Merger shall take place on the date of, and as promptly as practicable following, the consummation of the Offer, or such other date, time or place is agreed to in writing by Imerys, the Purchaser and AMCOL (the “Closing Date”). Subject to the provisions of the Merger Agreement, on the Closing Date, Imerys, the Purchaser and AMCOL will file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to herein as the “Effective Time”). The Merger will be governed by Section 251(h) of the DGCL. The parties agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a meeting of the AMCOL stockholders in accordance with Section 251(h) of the DGCL.

Organizational Documents, Directors and Officers of the Surviving Corporation. The Merger Agreement provides that at the Effective Time, the certificate of incorporation and the bylaws of AMCOL, as in effect immediately prior to the Effective Time, will be amended to read as the certificate of incorporation and the bylaws of the Purchaser read immediately prior to the Effective Time, until thereafter amended in accordance therein or with applicable law, except (i) that references to the Purchaser will be automatically amended and will become references to the Surviving Corporation, (ii) provisions of the certificate of incorporation of the Purchaser relating to the incorporator of the Purchaser shall be omitted and (iii) changes necessary so that they will be in compliance with the provisions of the Merger Agreement relating to indemnification of directors and officers of AMCOL. Each of the parties to the Merger Agreement will take all necessary action to cause the directors of the Purchaser immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of AMCOL immediately prior to the Effective Time will be the officers of the Surviving Corporation until their successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Effect of the Merger on Capital Stock.

At the Effective Time:

•	each issued and outstanding Share of the Purchaser shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

•	any Shares owned by AMCOL as treasury stock or by Imerys or the Purchaser shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefore; and

•	each issued and outstanding Share (other than Shares to be canceled in accordance with the above bullet point, and other than Shares held by a holder who properly exercises appraisal rights with respect to the Shares in accordance with the provisions of Section 262 of the DGCL) shall be converted automatically into, and thereafter solely represent, the right to receive the Offer Price in cash without interest (the “Merger Consideration”) subject to any withholding tax.

As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of Shares not represented by certificates and the holders of certificates that which immediately prior to the Effective Time represented Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender thereof (without interest and subject to any withholding tax).

Treatment of Equity Awards. No later than the Effective Time, Imerys shall provide all funds necessary to fulfill the obligations under this section to the Surviving Corporation, and all payments required under this section shall be made at, or as soon as practicable after, the Effective Time. The following treatment applies to equity-based awards made under the 2010 Long-Term Incentive Plan, the 2006 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan or any other plan, program or arrangement providing for the grant of equity-based awards (collectively, the “AMCOL Stock Plans”).

At the Effective Time, each outstanding option to purchase Shares or stock appreciation right (each, an “Option”) will be canceled in exchange for a cash payment, subject to any tax withholdings, equal to the product of (x) the total number of Shares subject to the Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of Shares under such Option. If the exercise price per share of any such Option is equal to or greater than the Merger Consideration, then the Option will be canceled without any cash payment being made in respect thereof.

At the Effective Time, each outstanding Share issued pursuant to any AMCOL Stock Plan that is subject to specified vesting criteria (each, a “Share of Restricted Stock”) will fully vest, and automatically be cancelled and converted into the right to receive a cash, subject to any tax withholdings, equal to the Merger Consideration. All outstanding dividends associated with each Share of Restricted Stock, shall be paid out by AMCOL in a cash lump sum at the Effective Time.

Immediately prior to the Effective Time, each outstanding restricted stock unit with respect to Shares (each, an “RSU”) shall be converted into a vested right to receive a cash payment equal to the Merger Consideration, subject to any tax withholdings. At the Effective Time, all outstanding dividends associated with each RSU shall be paid out by AMCOL in a cash lump sum.

At the Effective Time, each outstanding phantom Share credited to the AMCOL International Corporation Stock Unit Fund pursuant to AMCOL Nonqualified Deferred Compensation Plan (each, a “Phantom Share”) will be canceled and an amount equal to the Merger Consideration shall be allocated among the other measurement funds under the AMCOL Nonqualified Deferred Compensation Plan.

Representations and Warranties. The Merger Agreement contains representations and warranties made by AMCOL to Imerys and the Purchaser and representations and warranties made by Imerys and the Purchaser jointly to AMCOL. The representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement, were the product of negotiations among AMCOL, Imerys and the Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. Some of these representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Moreover, inaccuracies in the representations and warranties are subject to waiver by the parties to the Merger Agreement without notice. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as statements of actual facts.

In the Merger Agreement, AMCOL has made customary representations and warranties to Imerys and the Purchaser, which are subject to the disclosure letter to the Merger Agreement and to certain disclosure in AMCOL’s SEC filings prior to the date of the Merger Agreement, including representations relating to: organization, standing and corporate power; capitalization; authority and noncontravention; governmental approvals; SEC filings and undisclosed liabilities; required filings and consents; the absence of certain changes; compliance with laws and permits; tax matters; employee benefits matters; environmental matters; intellectual property; anti-takeover provisions; property; material contracts; the opinion of financial advisors; brokers and other advisors; the lack of necessity of a shareholder vote; information supplied; certain business practices; and insurance.

Some of the representations and warranties in the Merger Agreement made by AMCOL are qualified by “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, occurrence, state of facts or effect that (a) individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of AMCOL and its subsidiaries taken as a whole; other than any change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which AMCOL or its subsidiaries operates; (ii) any enactment of, change in, or change in interpretation of, any law or GAAP or governmental policy after the date of the Merger Agreement; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which AMCOL or any of its subsidiaries conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the Transactions, including by reason of the identity of Imerys or any communication by Imerys regarding the plans or intentions of Imerys with respect to the conduct of the business of AMCOL or any of its subsidiaries and including the impact directly relating to any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators; (vi) the impact of any Remedial Action (described below) on AMCOL, if required by Imerys; (vii) any change in the market price, or change in trading volume, of the capital stock of AMCOL (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (viii) any failure by AMCOL or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to AMCOL or any of its subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) and to the extent, in each of clauses (i) through (iv), that such change, event, occurrence or effect does not affect AMCOL and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business and industries in which AMCOL and its subsidiaries operate; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by AMCOL of the Transactions.

Additionally, the Merger Agreement provides that AMCOL has represented that the AMCOL Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) approving and declaring the advisability of the Merger Agreement and the Transactions, (ii) declaring that is in the best interests of AMCOL and the stockholders of AMCOL that AMCOL enter into the Merger Agreement and consummate the Transactions and that the stockholders of AMCOL accept the Offer and tender their Shares pursuant to the Offer, (iii) declaring that the terms of the Offer and Merger are fair to AMCOL and AMCOL’s stockholders and (iv) recommending that the stockholders of AMCOL accept the Offer and tender their Shares pursuant to the Offer (the “AMCOL Board Recommendation”), which resolutions, subject to the non-solicitation provisions of the Merger Agreement, have not been rescinded, modified or withdrawn in anyway.

In the Merger Agreement, Imerys and the Purchaser have made customary representations and warranties to AMCOL, including representations relating to: organization, standing and corporate power; authority and noncontravention; governmental approvals; brokers and other advisors; ownership and operations of the Purchaser; sufficiency of funds; ownership of Shares; and disclosure.

Some of the representations and warranties in the Merger Agreement made by the Purchaser and Imerys are qualified by “materiality” or “Parent Material Adverse Effect.” “Parent Material Adverse Effect” means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Imerys or the Purchaser of the Transactions.

Conduct of Business. The Merger Agreement provides that, except as contemplated or permitted by the Merger Agreement, as required by applicable law or as set forth in the disclosure letter to the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, unless Imerys otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), AMCOL shall, and shall cause its subsidiaries to, (i) conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises, preserve their assets and properties in reasonably good repair and condition and to preserve satisfactory relationships with Governmental Authorities, employees, customers and suppliers, and other persons with which AMCOL or its subsidiaries have business dealings.

In addition, between the date of the Merger Agreement and the Effective Time, except as otherwise consented to by Imerys in writing (which consent will not be unreasonably withheld, conditioned or delayed, except that the restrictions in clause (i), (iii) and, with respect to alterations of compensation and benefits under, (x) below are at approval in the sole discretion of the Purchaser), as disclosed in the disclosure letter to the Merger Agreement or as otherwise required by the Merger Agreement, AMCOL and its subsidiaries are subject to customary operating covenants and restrictions, including restrictions on:

(i)	the issuance, sale or grant of any shares of its capital stock or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, subject to certain exceptions;

(ii)	purchase, redemption or acquisition of its capital stock or any rights, warrants or options to acquire any such shares, subject to certain exceptions;

(iii)	declaration or payment of dividends, subject to certain exceptions based on AMCOL’s historical practice with respect to the amount (not to exceed $0.20), payment, record date and declaration of quarterly dividends;

(iv)	adjustment, split, combination, subdivision, reclassification, exchange or similar transactions with respect to its capital stock or other equity interests;

(v)	incurrence, assumption, guarantee or prepayment of indebtedness for borrowed money, subject to certain exceptions;

(vi)	loans, advances or capital contributions to any other persons (other than loans or advances between AMCOL’s wholly owned subsidiaries or between AMCOL and any of its wholly owned subsidiaries);

(vii)	sales, assignments, leases, subleases, licenses, sell and leaseback transactions, mortgages, pledges or other encumbrances with respect to any material asset or property, subject to certain exceptions;

(viii)	capital expenditures (other than in the ordinary course of business or as set forth in the 2014 capital expense budgets disclosed to Imerys, subject to a $7,000,000 threshold with respect to any individual item or project set forth in the capital budget) and any increases in the fee arrangements with third party financial advisors;

(ix)	other than in the ordinary course of business, directly or indirectly making any acquisition (including by merger) of the capital stock or a material portion of the assets of any other person;

(x)	alteration of its compensation and benefits and hiring highly compensated employees, directors and individual consultants;

(xi)	except with respect to stockholder litigation which is addressed in a separate covenant agreed by the parties, the settlement of any material pending or legal proceeding, except for the settlement of any such legal proceeding solely for money damages and so long as (i) such settlement or compromise does not result in any other material liability of the AMCOL or its subsidiaries, (ii) AMCOL has, at such time of settlement or compromise, sufficient cash on hand to make such payment to be paid by AMCOL and/or its subsidiaries, as applicable, prior to Closing, and (iii) the amount unreimbursed or unpaid by third-party insurance does not exceed $150,000 individually for each such settlement or compromise and $1,000,000 in the aggregate for all such settlements and compromises;

(xii)	implementation or adoption of any change to AMCOL’s methods, principles and policies of accounting in effect as of December 31, 2012, except as required by GAAP or applicable law;

(xiii)	amendment of AMCOL’s certificate of incorporation and bylaws, or the equivalent organizational document of any of its subsidiaries;

(xiv)	adoption of a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of AMCOL or any of its subsidiaries (other than the Merger Agreement);

(xv)	modification, amendment, cancellation waiver, release, assignment of any material rights or claims with respect to material contracts, or the entrance into such a material contract not in the ordinary course of business;

(xvi)	except as consistent with the ordinary course of business (i) the grant, acquisition, disposal or permission to let lapse of any rights to any material intellectual property, or the disclosure to any person, other than Imerys, of any trade secrets (or the agreement to do any of the foregoing) or (B) the compromise or settlement any litigation or institution of any litigation concerning any material intellectual property (or the agreement to do any of the foregoing);

(xvii)	the taking of any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Imerys or any of its subsidiaries of the Transactions;

(xviii)	other than in the ordinary course, (i) any action that would reasonably be expected to result in the cancellation by the insurer of existing material insurance policies or material insurance coverage of AMCOL or its subsidiaries (excluding cancellation upon expiration or nonrenewal) and (ii) adoption of any change, in any material respect, in the structure, terms and scope of such insurance coverage; and

(xix)	agreements, resolutions, authorizations or commitments to take any of the foregoing actions.

The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, Imerys and its subsidiaries will not willfully and intentionally take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay consummation by Imerys or any of its subsidiaries of the Transactions.

Rule 14d-10 Matters. The Merger Agreement provides that prior to the Offer Acceptance Time AMCOL (acting through the AMCOL Board, its compensation committee or its “independent directors” as defined by the NYSE rules) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by AMCOL or its subsidiaries with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Non-Solicitation Provisions; Change in Recommendation. The Merger Agreement provides that AMCOL and its subsidiaries and their respective officers, directors and employees shall, and shall use their reasonable best efforts to cause their other representatives, to immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal (defined below) or any proposal reasonably expected to lead to, any Takeover Proposal and shall promptly request the return from, or destruction by, all such persons of all copies of non-public information previously furnished or made available to such persons by or on behalf of AMCOL in accordance with the terms of any confidentiality or similar agreement in place with such person.

In addition, the Merger Agreement contains provisions pursuant to which each of AMCOL and its subsidiaries, and their respective officers, directors and employees shall not, and shall use their reasonable best efforts to cause their other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any (including by way of furnishing or providing access to non-public information), or take any action which is reasonably expected to lead to, a Takeover Proposal;

•	enter into or participate in any discussions (except to notify such person of the existence of the provisions of the non-solicitation provisions of the Merger Agreement without more) or negotiations with any person regarding any Takeover Proposal;

•	approve any transaction under, or any person (other than Imerys or the Purchaser) becoming an “interested stockholder” under, Section 203 of the DGCL (except for any transaction involving Imerys, the Purchaser or any of their affiliates); or

•	enter into any merger agreement, agreement in principle, letter of intent, or other similar agreement providing for any Takeover Proposal (each, a “Company Acquisition Agreement”).

The Merger Agreement provides that any violation of the non-solicitation provisions of the Merger Agreement by any officer or director of AMCOL (or any other representative of AMCOL that is authorized, intentionally sanctioned or intentionally caused by AMCOL) shall be deemed a breach by AMCOL of the Merger Agreement.

In accordance with the provisions of the Merger Agreement, if at any time prior to the Offer Acceptance Time, in response to a bona fide written Takeover Proposal made after the date of the Merger Agreement which did not result from a breach of the Merger Agreement, AMCOL may, if the AMCOL Board determines in good faith (after consultation with outside counsel) that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal (defined below), and after giving Imerys written notice of such determination:

•

furnish any information and other access to, any person making such Takeover Proposal and any of its representatives pursuant to a customary confidentiality agreement (i) the terms of which are not materially less favorable in the aggregate to AMCOL than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to AMCOL of non-public Takeover Proposals and such confidentiality agreement shall permit AMCOL to comply with its obligations under the Merger Agreement), or (ii) entered into during the four month period prior to the date of the Merger Agreement in connection with a transaction of the type contemplated by the Merger Agreement; provided that AMCOL provides Imerys any information with respect to AMCOL that could reasonably be expected to be material to Imerys furnished to such other person which was not previously furnished to Imerys prior to, or concurrently with, the time it is provided to such other person; and

•	participate in discussions and negotiations with the person making such Takeover Proposal and its representatives or potential sources of financing.

The Merger Agreement also provides that AMCOL will promptly provide notice to Imerys in writing (and in any case within 48 hours of knowledge of receipt) of the receipt of such Takeover Proposal, or any request for information relating to AMCOL or any of the subsidiaries of AMCOL or for access to the business, properties, assets, books or records of AMCOL or any of its subsidiaries by any third party with respect to a Takeover Proposal. AMCOL will, in any such notice to Imerys, indicate the identity of the person making such Takeover Proposal or request, and thereafter shall keep Imerys reasonably informed on a reasonably current basis of all material developments affecting the status of and terms of such Takeover Proposal or request or any changes to the material terms thereof (and AMCOL shall provide Imerys promptly after receipt thereof with copies of any material written materials constituting such Takeover Proposal or request or any changes to the material terms thereof) and of the status of any such discussions or negotiations. In addition, during the period from the date of the Merger Agreement through the Offer Acceptance Time, AMCOL shall enforce and not terminate, amend, modify or waive any provision of any confidentiality or “standstill” agreement to which AMCOL or any of its subsidiaries is a party, other than (should the AMCOL Board determine in good faith, following consultation with its legal counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law) a restriction in any applicable confidentiality or “standstill” agreement that would prohibit or restrict any such party from making a non-public bona fide written Takeover Proposal directly to the AMCOL Board (provided the foregoing shall not alter or affect any of AMCOL’s other obligations under the Merger Agreement).

Subject to the exceptions set forth below, the Merger Agreement prohibits the AMCOL Board from:

•	(i) withdrawing, modifying, amending or qualifying or publicly proposing to withdraw, modify, amend or qualify, any part of the AMCOL Board Recommendation in a manner adverse to Imerys or its interests in the Transactions, (ii) adopting, approving, recommending or declaring advisable, or publicly proposing to adopt, approve, recommend or declare advisable, any Takeover Proposal, (iii) failing to include the AMCOL Board Recommendation in the Schedule 14D-9 or (iv) within eight business days of a written request by Imerys for AMCOL to reaffirm the AMCOL Board Recommendation following the date any Takeover Proposal or modification thereto is published or made public, failing to issue a press release that reaffirms the AMCOL Board Recommendation (without qualification) (any action described in clauses (i) and (ii) an “AMCOL Adverse Recommendation Change”); or

•	approving or recommending, or proposing publicly to approve or recommend, or causing to authorize AMCOL or any of its subsidiaries to enter into, any Company Acquisition Agreement.

According to the provisions of the Merger Agreement, Imerys shall be entitled to make a written request for reaffirmation of the type contemplated by clause (iv) above up to three (3) times in total and Imerys shall not be entitled to make such a written request for reaffirmation if Imerys has received from AMCOL a Notice of Adverse Recommendation Change (defined below) and the applicable Notice Period (defined below) with respect to such Notice of Adverse Recommendation Change has not ended.

At any time prior to the Offer Acceptance Time, the AMCOL Board may effect an AMCOL Adverse Recommendation Change (and, solely with respect to a Superior Proposal (defined below), terminate the Merger Agreement only if (i) (A) a Takeover Proposal (that did not result from a breach of the Merger Agreement) is made to AMCOL and not withdrawn and (B) if the AMCOL Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Takeover Proposal constitutes a Superior Proposal, and, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, or (ii) (A) if, other than in connection with a Takeover Proposal, there is or arises an event, fact, circumstance, development or occurrence (an “Intervening Event”) that affects the business assets or operations of the AMCOL Board prior to the Offer Acceptance Time and (B) the AMCOL Board has concluded in good faith, following consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The AMCOL Board shall not make an AMCOL Adverse Recommendation Change or, with respect to a Superior Proposal, terminate the Merger Agreement, unless (i) AMCOL shall have first provided Imerys written notice (“Notice of Adverse Recommendation Change”) of its intent to, as applicable, (x) terminate the Merger Agreement to enter into a definitive acquisition agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal, and copies of any proposed transaction agreements and related material documents with respect to such Superior Proposal, or (y) make an AMCOL Adverse Recommendation Change, which notice shall specify the details of an Intervening Event, if applicable, in each case of (x) and (y) at least four business days prior to its taking such action (the “Notice Period”); and (ii) AMCOL shall have, and shall have caused its legal counsel and financial advisors to, negotiate with Imerys and its affiliates and representatives during the Notice Period in good faith (to the extent Imerys has requested to negotiate) to make such modifications to the terms and conditions of the Merger Agreement (x) in the case of a Superior Proposal, so that the Merger Agreement results in a transaction no less favorable to the stockholders of AMCOL than such Takeover Proposal that was deemed a Superior Proposal and (y) in the case of an Intervening Event, modification of the Merger Agreement results in a transaction no less favorable to stockholders of AMCOL than the effect of the Intervening Event, in each case, as would enable Imerys to proceed with the Transactions on such modified terms and, at the end of the Notice Period, after taking into account any such modified terms as may have been proposed by Imerys since its receipt of such written notice, the AMCOL Board shall have again in good faith made the determination referred to in clause (i)(B) or (ii)(B), as applicable, of the preceding paragraph. In the event of any material revision or amendment (including, for the avoidance of doubt, any change in price) to the terms of a Superior Proposal, the AMCOL Board shall, in each case, make the determination referred to in clause (i)(B) or (ii)(B), as applicable, of the preceding paragraph, deliver a new Notice of Adverse Recommendation and commence a new Notice Period, and, in such case, all references to four business days in this paragraph shall be deemed to be two business days.

The Merger Agreement does not prohibit AMCOL or the AMCOL Board (or a duly authorized committee thereof) from (i) taking and disclosing to the stockholders of AMCOL a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of AMCOL if the AMCOL Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with applicable law, (iii) informing any person of the existence of the non-solicitation provisions contained in the Merger Agreement or (iv) making any “stop, look and listen” communication to the stockholders of AMCOL pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that all actions taken or agreed to be taken by AMCOL or the AMCOL Board or any committee thereof shall comply with the provisions of the Merger Agreement.

As used in the Merger Agreement, a “Takeover Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Imerys and its subsidiaries, relating to, or that is reasonably expected to lead to:

•	any purchase or acquisition, in a single transaction or series of related transactions, of (i) assets of AMCOL or any of its subsidiaries (including securities of subsidiaries) that account for 15% or more of AMCOL’s consolidated assets or from which 15% or more of AMCOL’s revenues or earnings on a consolidated basis are derived or (ii) 15% or more of the outstanding Shares or 15% of the equity securities of any subsidiary of AMCOL pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction; or

•	tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 15% of the outstanding Shares or 15% of the equity securities of any subsidiary of AMCOL or of any resulting Imerys company of AMCOL, other than the Transactions.

As used in the Merger Agreement, a “Superior Proposal” means any bona fide written Takeover Proposal on terms which the AMCOL Board (or a duly authorized committee thereof) determines in good faith, after consultation with AMCOL’s outside legal counsel and independent financial advisor to be (i) more favorable to the holders of the Shares from a financial point of view than the Transaction, taking into account all legal, financial, regulatory and other factors (including all the terms and conditions of such proposal and the Offer and the Merger Agreement (including any changes to the terms of the Offer and the Merger Agreement proposed by Imerys in accordance with the Merger Agreement that the AMCOL Board considers relevant and (ii) reasonably capable of being completed in accordance with its terms, taking into account the financial, regulatory, legal and other aspects and terms of such proposal and the third party; provided that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Takeover Proposal, above, shall be deemed to be references to “50%.”

Reasonable Best Efforts. The Merger Agreement requires Imerys, the Purchaser and AMCOL to cooperate and use their reasonable best efforts to:

•	cause the Transactions to be consummated as soon as practicable;

•	make as promptly as reasonably practicable any required submissions and filings under applicable Antitrust Laws with respect to the Transactions;

•	promptly furnish information required in connection with such submissions and filing under such Antitrust Laws;

•	keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (i) the receipt of any non-action, action, clearance, consent, approval or waiver, (ii) the expiration of any waiting period, (iii) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws, (iv) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions; and

•	obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable.

For the purposes of the Merger Agreement, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable foreign antitrust laws and all other applicable laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

The Merger Agreement requires that each party (i) (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as practicable and in any event within ten business days after the date of the Merger Agreement (unless the parties otherwise agree to a different date), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with the Merger Agreement necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) (A) make the appropriate filings under any Foreign Antitrust Laws as soon as practicable and no later than what is required to consummate the Transactions no later than three business days before August 11, 2014, (B) supply as soon as practical any additional information and documentary material that may be required or requested by any Governmental Authority and (C) use its reasonable best efforts to take or cause to be taken all other actions consistent with, and subject to, the Merger Agreement necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable.

Pursuant to the Merger Agreement AMCOL, Imerys and the Purchaser shall: (i) promptly notify the other parties to the Merger Agreement of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the other parties reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Imerys and AMCOL may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

The Merger Agreement provides that Imerys and the Purchaser agree to use reasonable best efforts to take promptly any and all reasonable steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three business days prior to August 11, 2014); provided that nothing in the Merger Agreement shall require any party, or in the case of AMCOL, permit AMCOL to commit to and/or effect, by consent decree, hold separate orders, trust, or otherwise, to (i) the sale, license, holding separate or other disposition of assets or businesses of Imerys or AMCOL or any of their respective subsidiaries, (ii) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Imerys or AMCOL or their respective subsidiaries or (iii) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Imerys or AMCOL or their respective subsidiaries (each a “Remedial Action”), other than, after exhausting the parties’ obligations pursuant to the preceding paragraph, or with the consent of the Purchaser, Remedial Actions involving solely AMCOL and/or its subsidiaries that would not, after giving effect thereto, have a materially negative impact on AMCOL and its subsidiaries (or their respective businesses) taken as a whole; provided, however, that if Imerys directs AMCOL to take any Remedial Action, such Remedial Action may, at the discretion of AMCOL, be conditioned upon consummation of the Transactions.

The Merger Agreement provides that, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Imerys and AMCOL shall, subject to the preceding paragraph, use their respective reasonable best efforts to take any and all action to avoid or resolve any such litigation, action or proceeding and each of AMCOL, Imerys and the Purchaser shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than three business days prior to August 11, 2014.

Pursuant to the Merger Agreement, neither Imerys nor the Purchaser shall, nor shall they permit their respective subsidiaries to, acquire or agree to acquire any assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise outside the ordinary course), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions; it being understood that the foregoing shall not limit or affect any of AMCOL’s obligations under the Merger Agreement.

Public Announcements. The Merger Agreement provides that Imerys and AMCOL shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the foregoing restrictions shall not apply to any release or public statement (i) made or proposed to be made by AMCOL in connection with a Takeover Proposal, a Superior Proposal or an AMCOL Adverse Recommendation Change or any action taken pursuant thereto or (ii) in connection with any dispute between the parties regarding the Merger Agreement or the Transactions; provided, further, that the foregoing shall not limit the ability of any party to the Merger Agreement to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Takeover Laws. Pursuant to the Merger Agreement, AMCOL and the AMCOL Board shall each (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (ii) if any state takeover statute or similar statute becomes applicable to the Transactions, use its reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Indemnification and Insurance. The Merger Agreement provides that, from and after the Effective Time, Imerys will cause the Surviving Corporation to indemnify, defend and hold harmless each current and former director and officer (and, to the extent provided in AMCOL’s organizational documents, other employee) of AMCOL and any of its subsidiaries to the same extent such individuals are indemnified as of the date of the Merger Agreement (including with respect to advancement of expenses) by AMCOL pursuant to AMCOL’s and any of its subsidiaries’ respective organizational documents and indemnification agreements, if any, in existence on the date of the Merger Agreement with such individuals for acts or omissions occurring prior to the Effective Time.

Prior to the Effective Time, Imerys shall, or shall request AMCOL to, purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of the Merger Agreement as maintained by AMCOL and its subsidiaries with respect to matters arising on or before the Effective Time (the “D&O Insurance”), covering without limitation the Transactions (the “Tail Policy”); provided, however, that if such “tail” policy is not available at a cost per year equal to or less than 250% of the aggregate annual premiums paid by AMCOL during the most recent policy year for the D&O Insurance, Imerys or, at Imerys’ request, AMCOL shall purchase the best coverage as is reasonably available for such amount. Imerys shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

In the event that Imerys, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, provision shall be made so that the successors and assigns of Imerys and the Surviving Corporation shall assume all of the indemnification and insurance obligations set forth above.

Litigation. AMCOL will give Imerys the opportunity to participate in review and comment on all material filings or responses to be made by AMCOL in the defense or settlement of any stockholder litigation against AMCOL or any of its directors or officers relating to the Merger Agreement or the Transactions, and no such settlement of any stockholder litigation shall be agreed to without Imerys’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, except that Imerys shall not be obligated to consent to any settlement which does not include full release of Imerys and each of its affiliates or which imposes an injunction or other equitable relief upon Imerys or any of its affiliates (including, after the Effective Time, the Surviving Corporation). AMCOL shall notify Imerys promptly (and in any event within 48 hours) of the commencement of any such stockholder litigation of which it has received notice.

Section 16. Prior to the Offer Acceptance Time, AMCOL shall take all steps reasonably necessary to cause the Transactions, including any dispositions of equity securities AMCOL (including derivative securities with respect to such equity securities of AMCOL) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to AMCOL, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Employee Matters. For a period of one year following the Effective Time, Imerys shall provide, or shall cause to be provided, to each employee of AMCOL and its subsidiaries (including the Surviving Corporation and its subsidiaries) as of the Effective Time (“AMCOL Employees”), (i) annual base salary and base wages and cash incentive compensation opportunities (including target bonus amounts that are payable subject to the satisfaction of performance criteria in effect immediately prior to the Effective Time, but excluding any long-term incentive awards) that are each no less favorable than that in effect as of the Effective Time and (ii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to the AMCOL Employees immediately prior to the Effective Time. Notwithstanding any other provision of the Merger Agreement to the contrary, Imerys shall or shall cause the Surviving Corporation to provide AMCOL Employees whose employment terminates during the one year period following the Effective Time with severance benefits at levels no less favorable than and pursuant to the terms of Imerys’ current severance policies or, if more favorable, then as required by applicable local law. Notwithstanding the foregoing, terms of continued employment of any Current Employee subject to a collective bargaining agreement shall be governed by the applicable collective bargaining agreement.

Imerys shall provide customary service credit to AMCOL Employees under its benefit plans (other than accruals defined benefit plans).

Imerys shall honor all obligations under the AMCOL benefit plans and compensation and severance arrangements and agreements in accordance with the terms of such plans as in effect immediately before the Effective Time. The Transactions shall be deemed to constitute a change in control under such AMCOL benefit plans, arrangements or agreements.

Imerys shall cause the Surviving Corporation to pay the AMCOL Employees employed by AMCOL on December 31, 2014 such AMCOL Employees’ annual incentive bonuses, calculated in accordance with the bonus plan in effect as of the date thereof and consistent with past practice.

Payoff Letter. The Merger Agreement provides that no later than the fifth business day prior to the Offer Acceptance Time, AMCOL will cause the administrative agent for the lenders under the Credit Agreement, dated as of January 12, 2012, among AMCOL, certain borrowing subsidiaries and guarantors party thereto from time to time, the lenders party thereto and BMO Harris Bank N.A., as administrative agent (“Senior Credit Facility”) to prepare and deliver to AMCOL a customary “payoff letter” or similar document in form and substance reasonably satisfactory to Imerys specifying the aggregate amount of AMCOL’s obligations in respect of indebtedness (including principal, interest, fees, expenses, prepayment penalties or payments and other amounts payable under the Senior Credit Facility) that will be outstanding as of the Closing Date under the Senior Credit Facility and providing, upon receipt of such amounts, (i) that all indebtedness under or pursuant to the Senior Credit Facility shall have been repaid and discharged and (ii) for the release of all claims and liens held by or on behalf of such lenders in respect of the properties and assets of AMCOL and its subsidiaries. AMCOL shall also have made arrangements reasonably satisfactory to Imerys and have provided to Imerys recordable form lien releases and other documents reasonably requested by Imerys prior to the Closing Date such that all liens on the assets or properties of the AMCOL or any of its subsidiaries that are not permitted liens shall be (or shall have been) satisfied, terminated and discharged on or prior to the Closing Date.

Actions with Respect to 5.46% Notes. AMCOL shall prepare all notices, certificates and other documents required to be delivered to holders of AMCOL’s 5.46% Guaranteed Senior Notes due 2020 (the “5.46% Notes”) in connection with the Transactions, including the execution of the Merger Agreement, pursuant to the Note Purchase Agreement governing the 5.46% Notes (the “Note Purchase Agreement”). AMCOL shall deliver all such notices, certificates and other documents to holders of the 5.46% Notes in accordance with the terms and within the time periods specified in the Note Purchase Agreement, including, without limitation, the delivery of the notices and certificates required pursuant to Section 8.7 of the Note Purchase Agreement, and shall provide Imerys the reasonable opportunity to review and comment in a timely manner on each of the foregoing notices, certificates and documents reasonably in advance of their delivery, it being understood that AMCOL’s obligation to prepay any 5.46% Notes pursuant to the offer of prepayment contained in any such notice shall not occur on or prior to the Effective Time.

No Control of Other Party’s Business. Nothing in the Merger Agreement is intended to give Imerys or Purchaser, directly or indirectly, the right to control or direct AMCOL’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, AMCOL shall exercise, consistent with the term and conditions of the Merger Agreement, complete control and supervision over its subsidiaries’ respective operations.

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each of Imerys, the Purchaser and AMCOL to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Effective Time of the following conditions:

•	no law, injunction (whether temporary or otherwise), judgment or ruling enacted, promulgated, issued, entered, or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be and remain in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or the other transactions contemplated by the Merger Agreement or making the consummation of the Merger illegal; and

•	the Purchaser (or Imerys on the Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

Termination. The Merger Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

•	by the mutual written consent of Imerys and AMCOL; or

•	by either of Imerys or AMCOL:

•	if the Offer Acceptance Time has not occurred by August 11, 2014 (the “End Date”) (provided that this termination right will not be available to any party whose failure to perform its obligations under the Merger Agreement has been the cause of the failure of the Offer to have been consummated) (an “End Date Termination”); or

•	if any Restraint having the effect of enjoining, restraining, preventing or prohibiting consummation of the Merger or the other transactions contemplated by the Merger Agreement or making the consummation of the Merger illegal shall be in effect and shall have become final and non-appealable (provided that this termination right shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement);

•	by Imerys, at any time prior to the Offer Acceptance Time:

•	if AMCOL breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would reasonably be expected to result in a failure of any of the conditions defined and described in Section 15—“Conditions of the Offer” and (ii) cannot be cured by AMCOL by the End Date or, if capable of being cured, has not been cured within thirty calendar days following receipt of written notice from Imerys of Imerys’ intention to terminate the Merger Agreement and the basis for such termination (a “Breach Termination”); provided that Imerys will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements thereunder;

•	if the AMCOL Board has effected an AMCOL Adverse Recommendation Change (a “Changed Recommendation Termination”); or

•	if AMCOL has failed materially and knowingly to comply with its non-solicitation covenants pursuant to the Merger Agreement (a “Non-Solicitation Violation Termination”);

•	by AMCOL, at any time prior to the Offer Acceptance Time:

•	if Imerys or the Purchaser breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) has resulted in a Parent Material Adverse Effect and (ii) cannot be cured by Imerys or the Purchaser by the End Date or, if capable of being cured, has not been cured within thirty calendar days following receipt of written notice from Imerys of Imerys’ intention to terminate the Merger Agreement and the basis for such termination; provided that AMCOL will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements thereunder; or

•	in order to enter into, concurrently with the termination of the Merger Agreement, a definitive acquisition agreement relating to a transaction that is a Superior Proposal, in compliance with the Merger Agreement provisions regarding non-solicitation; provided that this termination right shall not be available to AMCOL if prior thereto AMCOL shall have materially breached any of the non-solicitation provisions or if AMCOL has not paid the Termination Fee (as defined below) to Imerys or caused the Termination Fee to be paid to Imerys in accordance with the terms of the Merger Agreement (provided that Imerys shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following the delivery of such instructions) (a “Superior Proposal Termination”).

Effect of Termination. In the event of the termination of the Agreement, written notice thereof shall be given to the other party or parties, specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall become null and void (other than confidentiality and certain other provisions, which shall survive such termination), and there will be no liability on the part of Imerys, the Purchaser or AMCOL or their respective directors, officers and affiliates; provided, however, that, subject to the provisions below describing the Termination Fee (including the limitations on liability contained therein) no party shall be relieved or released from any liabilities or damages arising out of any willful or material breach of the Merger Agreement. The Confidentiality Agreement shall survive in accordance with its terms the termination of the Merger Agreement.

Termination Fee. The Merger Agreement contemplates that a termination fee of $39,000,000 (the “Termination Fee”) will be payable by AMCOL to Imerys under any of the following circumstances:

•	if AMCOL terminates the Merger Agreement pursuant to a Superior Proposal Termination;

•	if Imerys terminates the Merger Agreement pursuant to a Changed Recommendation Termination; or

•	if the Merger Agreement is terminated (i) (x) by Imerys or AMCOL pursuant to an End Date Termination or (y) by Imerys pursuant to a Breach Termination or Non-Solicitation Violation Termination, (ii) a Takeover Proposal shall have been publicly disclosed after the date of the Merger Agreement and prior to the date of such termination, and (iii) within twelve months of the date the Merger Agreement is terminated, AMCOL enters into or consummates a transaction constituting a Takeover Proposal (provided that for purposes of clause (iii) of this paragraph, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then AMCOL shall pay or cause to be paid as directed by Imerys the Termination Fee on the date of consummation of such transaction but in no event later than eighteen months after the date of the termination of the Merger Agreement, irrespective of whether the Takeover Proposal has been consummated.

Pursuant to the Merger Agreement, in no event will AMCOL be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in the Merger Agreement, except with respect to a material and willful breach of the non-solicitation obligations of AMCOL (and not its representatives) under the Merger Agreement in which case any further liability shall be limited to the amount of Imerys’ or the Purchaser’s or their respective subsidiaries’ costs and expenses arising out of or relating to the Transactions, including, but not limited to, those incurred in connection with enforcing Imerys’ or the Purchaser’s or their respective subsidiaries’ rights under the Merger Agreement, payment of fees to any of their representatives as relates to the Transactions and any financing arrangements or activities related to the Transactions, the parties agreed that the payment of the Termination Fee is the sole and exclusive remedy available to Imerys and the Purchaser with respect to the Merger Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, AMCOL (and AMCOL’s affiliates and its and their respective directors, officers, employees, stockholders and representatives) shall have no further liability to Imerys and the Purchaser under the Merger Agreement.

The Confidentiality Agreement

On December 12, 2013, Imerys and AMCOL entered into a confidentiality letter agreement in connection with Imerys’ consideration of a possible transaction with or involving AMCOL, and on February 2, 2014 Imerys and AMCOL entered into a supplemental confidentiality letter agreement (as such letters may be amended from time to time, the “Confidentiality Agreement”). Under the Confidentiality Agreement, Imerys agreed, subject to certain exceptions, to keep confidential certain non-public information relating to AMCOL.

AMCOL and Imerys entered into a confidentiality letter agreement, dated as of December 12, 2013 (the “Confidentiality Agreement”), as supplemented by that certain supplemental confidentiality letter agreement, dated as of February 2, 2014 (the “Amendment”), pursuant to which Imerys agreed that, subject to certain limitations, any information related to AMCOL, any of its affiliates, subsidiaries or joint ventures and furnished to Imerys or its affiliates or their respective representatives by or on behalf of AMCOL or its representatives shall be used by Imerys and its representatives solely for the purpose of evaluating a possible transaction involving Imerys (or its affiliates) and AMCOL and would, for a period of two years from the date of the Confidentiality Agreement, be kept confidential, except as provided in the Confidentiality Agreement. Additionally, Imerys further agreed that, subject to certain exceptions, Imerys would not, for a period of one year from the date of the Confidentiality Agreement, solicit for employment any (i) current officers of AMCOL (or officers who left AMCOL less than three years prior to the date of the Confidentiality Agreement) or (ii) employees of AMCOL or any of its affiliates whom Imerys meets in connection with Imerys’s evaluation of a possible transaction involving Imerys (or its affiliates) and AMCOL. Imerys also agreed, among other things, to certain “standstill”

provisions which prohibit Imerys and its representatives from taking certain actions with respect to AMCOL for a period ending on the one year anniversary of the date of the Confidentiality Agreement. Pursuant to the Amendment, AMCOL agreed, subject to certain exceptions, that certain information, including that related to Imerys and AMCOL and the existence of a possible transaction proposal involving Imerys and AMCOL, shall be used by AMCOL and its representatives solely for the purposes of evaluating a possible transaction involving Imerys and AMCOL and would be kept confidential, except as provided in the Amendment.

The foregoing summary description of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement. Copies of the December 12, 2013 and February 2, 2014 confidentiality letter agreements are attached as exhibits to the Schedule TO.

Exclusivity Agreement

AMCOL and Imerys entered into an exclusivity agreement, dated as of February 2, 2014 ( the “Exclusivity Agreement”), pursuant to which AMCOL agreed that, subject to certain limitations, AMCOL and its affiliates, employees, representatives and advisors would deal and work exclusively with Imerys, its representatives and its advisors regarding a possible negotiated transaction between Imerys and AMCOL for a period of twelve days starting on the first full day following the date of the delivery of the draft merger agreement by AMCOL to Imerys (the “Exclusivity Period”). The draft Merger Agreement was provided by AMCOL to Imerys on February 4, 2014. Additionally, AMCOL further agreed that, subject to certain exceptions, AMCOL would not, and would cause its affiliates and its and their officers, directors, affiliates, employees, agents, representatives and advisors not to, directly or indirectly, among other things, initiate, solicit or encourage the making of inquiries or proposals constituting or reasonably expected to lead to, participate in any discussions or negotiations with any third party regarding, respond to any inquiries regarding, recommending or endorsing or proposing to enter into any agreement regarding any purchase, merger, tender offer, business combination, consolidation, recapitalization, reorganization, share exchange, liquidation, dissolution or winding-up or similar transaction, or sale of material assets of AMCOL, or any other similar transaction involving or otherwise relating to AMCOL and/or any of its subsidiaries during the Exclusivity Period.

The foregoing summary of the provisions of the Exclusivity Agreement is qualified in its entirety by reference to the Exclusivity Agreement, a copy of which is filed as an exhibit to the Schedule 14D-9 and is incorporated herein by reference.

13. Purpose of the Offer; No Stockholder Approval; Plans for AMCOL.

Purpose of the Offer. The purpose of the Offer and the Merger is for Imerys, through the Purchaser, to acquire control of, and the entire equity interest in, AMCOL, while allowing AMCOL’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. Pursuant to the Merger, Imerys will acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable. After completion of the Offer and the Merger, AMCOL will be a wholly owned subsidiary of Imerys.

Stockholders of AMCOL who tender their Shares pursuant to the Offer will cease to have any equity interest in AMCOL or any right to participate in its earnings and future growth after the Offer Closing. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in AMCOL. On the other hand, after tendering their Shares pursuant to the Offer or the subsequent Merger, stockholders of AMCOL will not bear the risk of any decrease in the value of Shares.

No Stockholder Approval. If the Offer is consummated, we do not anticipate seeking the approval of AMCOL’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a stockholder vote to adopt the Merger Agreement or any other action by the stockholders of AMCOL, in accordance with Section 251(h) of the DGCL.

Plans for AMCOL. Assuming the Purchaser purchases a majority of the outstanding Shares (on a fully diluted basis) pursuant to the Offer, Imerys is entitled to, and if the Merger is not effected pursuant to Section 251(h) of the DGCL promptly following the consummation of the Offer, currently intends to, exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the AMCOL Board. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation will be amended to read as the Certificate of Incorporation and the Bylaws of the Purchaser read immediately prior to the Effective Time until thereafter changed or amended in accordance with applicable law, except (i) that references to the Purchaser will be automatically amended and will become references to the Surviving Corporation, (ii) provisions of the certificate of incorporation of the Purchaser relating to the incorporator of the Purchaser shall be omitted and (iii) changes necessary so that they will be in compliance with the provisions of the Merger Agreement relating to indemnification of directors and officers of AMCOL. The Purchaser’s directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their successors have been elected or appointed. See “Section 12—The Transaction Agreements—Organizational Documents, Directors and Officers of the Surviving Corporation” above.

Imerys and the Purchaser are conducting a detailed review of AMCOL and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Imerys and the Purchaser will continue to evaluate the business and operations of AMCOL during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Imerys intends to review such information as part of a comprehensive review of AMCOL’s business, operations, capitalization and management with a view to optimizing development of AMCOL’s potential in conjunction with AMCOL’s or Imerys’ existing businesses. Possible changes could include changes in AMCOL’s business, corporate structure, charter, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Imerys, the Purchaser and, after completion of the Offer and the Merger, the reconstituted AMCOL Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.

Except as disclosed in this Offer to Purchase, Imerys and the Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of AMCOL, the disposition of securities of AMCOL, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving AMCOL or its subsidiaries or the sale or transfer of a material amount of assets of AMCOL or its subsidiaries.

14. Dividends and Distributions.

The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, except as otherwise consented to by Imerys in writing (which consent will not be unreasonably withheld, delayed or conditioned), AMCOL will not, and will not permit any of its subsidiaries to, declare, authorize, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any Shares or other equity interests, other than dividends and distributions paid by any subsidiary of AMCOL to AMCOL or any wholly owned subsidiary of AMCOL other than quarterly cash dividends not to exceed $.20 per Share and with declaration, record and payment dates at times consistent with historical practice over the prior two fiscal years, and, if a record date has not been set (in reference to a date consistent with such historical practice) prior to the Effective Time, no dividend shall be paid.

15. Conditions of the Offer.

Capitalized terms used but not defined in this Section 15—“Conditions of the Offer” have the meanings ascribed to them in the Merger Agreement.

Notwithstanding any other terms or provisions of the Offer or the Merger Agreement, Purchaser will not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), will not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if immediately prior to the Expiration Time, there shall not have been validly tendered (not including as tendered those Shares that are tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Time) and not validly withdrawn that number of Shares that when added to the Shares then owned by Purchaser would represent one Share more than one-half (1/2) of the sum of: (i) all Shares then outstanding, and (ii) all Shares that AMCOL may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding Options, Shares of Restricted Stock and Company RSUs), regardless of the conversion or exercise price or other terms and conditions thereof) (the condition described in this paragraph the “Minimum Condition”).

Notwithstanding any other term or provision of the Offer or the Merger Agreement, Purchaser will not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), will not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if at the Expiration Time any of the following conditions shall not be satisfied or have been waived by the Purchaser:

(i)	the representations and warranties of AMCOL set forth in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of the Merger Agreement and as of the Expiration Time with the same effect as though made on and as of the Expiration Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the representations and warranties of AMCOL set forth in (x) Section 4.2 (Capitalization), Section 4.3 (Authority; Noncontravention) and Section 4.18 (Vote Required) shall be true and correct in all material respects (and, in the case of Section 4.2(a), shall be true and correct in all respects except for such inaccuracies that would not result in more than an immaterial increase in the aggregate consideration payable by the Imerys as contemplated by Articles I (The Offer) and III (Effect of the Merger on Capital Stock) of the Merger Agreement) as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of the Expiration Time, and (y) Section 4.6(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of the Expiration Time, and Imerys shall have received a certificate signed on behalf of AMCOL by an executive officer of AMCOL to such effect (the “Bring-down Condition”);

(ii)	AMCOL shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Expiration Time, and Imerys shall have received a certificate signed on behalf of AMCOL by an executive officer of AMCOL to such effect (the “Covenant Condition”);

(iii)

all waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and any required approval of the Transactions by any Governmental Authority shall have been obtained (or all applicable waiting periods (and any extensions thereof) shall have been terminated or shall have expired) pursuant to any Foreign Antitrust Laws in China, Germany and South Africa (the “Regulatory Condition”);

(iv)	since the date of the Merger Agreement, there shall not have been any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(v)	no Restraints shall be, and remain, in effect, which have the effect of enjoining, restraining, preventing or prohibiting consummation of the Offer or the Merger or the other transactions contemplated thereby or making the consummation of the Offer or the Merger or the other transactions contemplated thereby illegal;

(vi)	there shall not be existing any pending Litigation by any Governmental Authority in a jurisdiction in which the AMCOL has material assets or derives meaningful income or revenue in the fiscal year 2013 that, in any case, challenges or seeks to enjoin or materially delay the Offer Acceptance Time or the consummation of the Merger or the other Transactions; and

(vii)	the Merger Agreement shall not have been validly terminated in accordance with its terms and the Offer shall not have been terminated in accordance with the terms of the Merger Agreement.

The Merger Agreement provides that the foregoing conditions are in addition to, and not a limitation of, the rights of Imerys and the Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

The Merger Agreement further provides that the foregoing conditions are for the sole benefit of Imerys and Purchaser, may be asserted by Imerys or the Purchaser regardless of the circumstances (including any action or inaction by Imerys or Purchaser, provided, that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Merger Agreement) giving rise to any such conditions and may be waived by Imerys or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. Any reference in this Section 15—“Conditions of the Offer” or in the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by Imerys or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals.

Legal Proceedings. On February 18, 2014, a suit entitled Coyne v. AMCOL International Corporation, et. al., Case No. 2014-CH-02849 was filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division. The suit is a purported class action brought on behalf of the stockholders of AMCOL. The suit alleges that AMCOL and its directors breached fiduciary duties in connection with the proposed transaction which plaintiffs allege does not appropriately value AMCOL, was the result of an inadequate process and includes preclusive deal protection devices. The suit also claims that Imerys and the Purchaser aided and abetted these violations. The complaint purports to seek unspecified damages and injunctive relief. Imerys, the Purchaser and AMCOL believe the claims are without merit and intend to defend against them vigorously.

General. Except as otherwise set forth in this Offer to Purchase, based on Imerys’ and the Purchaser’s review of publicly available filings by AMCOL with the SEC and other information regarding AMCOL, Imerys and the Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of AMCOL and that might be adversely affected by the acquisition of Shares by the Purchaser or Imerys pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by the Purchaser or Imerys pursuant to the Offer. In addition, except as set forth below, Imerys and the Purchaser are not aware of any filings, approvals or other actions by or with any Governmental Authority or administrative or regulatory agency that would be required for Imerys’ and the Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Imerys and the Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to AMCOL’s or Imerys’ business or that certain parts of AMCOL’s or Imerys’ business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 15—“Conditions of the Offer.”

Antitrust. AMCOL and Imerys are both active in and outside the United States where merger regulations may require that transactions involving parties that meet or exceed certain global and local sales or assets thresholds must be notified for review under antitrust law.

United States:

Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Imerys by virtue of the Purchaser’s acquisition of Shares in the Offer (and the Merger).

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties are preparing and will promptly file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer. Under the HSR Act, the required waiting period will expire at 11:59 pm, New York City time on the fifteenth calendar day after the filing by Imerys, unless earlier terminated by the FTC and the Antitrust Division or Imerys receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request is issued, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Imerys’ substantial compliance with that request. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Although AMCOL is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither AMCOL’s failure to make its filing nor comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as the Purchaser’s acquisition of the Shares in the Offer and the Merger. At any time before or after the Purchaser’s purchase of Shares in the Offer and the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking a court order (i) to enjoin the purchase of Shares in the Offer and the Merger, (ii) to require the divestiture of Shares purchased in the Offer and Merger or (iii) to require the divestiture of substantial assets of Imerys, AMCOL or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 15—“Conditions of the Offer.”

Each of the Company, Imerys and Purchaser will file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the Offer.

Other Jurisdictions:

Based on a review of the information currently available relating to the countries and businesses in which Imerys and AMCOL are engaged, Imerys and the Purchaser believe that mandatory antitrust merger control notification filings should also be made in China, Germany, South Africa, South Korea and Ukraine with the respective national antitrust authorities of these countries (the Ministry of Commerce (“MOFCOM”) in China, the Federal Cartel Office (the “FCO”) in Germany, the Competition Commission (the “CC”) in South Africa, the Korean Fair Trade Commission (the “KFTC”) in South Korea, and the Anti-monopoly Committee (the “AMC”) in Ukraine). However, only authorizations by the relevant merger control authorities in China, Germany and South Africa are conditions to the Offer in the Merger Agreement.

Apart from South Korea where a notification can be submitted post-closing, all other notifications are required to be submitted pre-closing of the Merger. Imerys and the Purchaser intend to submit its applications on the proposed acquisition of AMCOL and the Merger to MOFCOM, the FCO, the CC and the AMC, as promptly as reasonably practicable after the date hereof.

Under Chinese law, once MOFCOM accepts the notification as complete and starts the formal review period, it has 30 calendar days to review the application from the date of a complete notification. MOFCOM may then take an additional 90 calendar days to further investigate the merits of the acquisition, and may extend this review period by 60 additional calendar days.

Under German law, the FCO has one month to review the application from the date of a complete notification. The FCO may take an additional three months to further investigate the merits of the acquisition.

Under South African law, for an “intermediate” merger, the CC has 20 business days to review the application from the date of a case number has been issued. The CC may take an additional 40 business days to further investigate the merits of the acquisition.

Under South Korean law, for a post-closing filing, the KFTC has 30 calendar days to perform a substantive review of the acquisition.

Under Ukrainian law, the AMC has a 15-day period to review the application for completeness and an additional 30-day period for review of the acquisition. The AMC may take an additional three months to further investigate the merits of the acquisition.

In any case, the relevant merger control authorities may give their authorization before the end of the waiting periods as described above.

Imerys and the Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

No Stockholder Approval. AMCOL has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by AMCOL and the consummation by AMCOL of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of AMCOL, and no other corporate proceedings on the part of AMCOL are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than the filing and recordation of appropriate merger documents as required by the DGCL). If the Offer is consummated, we do not anticipate seeking the approval of AMCOL’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiror can effect a merger without any action of the other stockholders of the target corporation. Therefore, AMCOL, Imerys and the Purchaser have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a meeting of the stockholders of AMCOL to adopt the Merger Agreement, in accordance with Section 251(h) of the DGCL.

State Takeover Laws. A number of states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, AMCOL has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such date.

AMCOL has represented to us in the Merger Agreement that the AMCOL Board (at a meeting or meetings duly called and held) has approved, for purposes of the DGCL and any other “interested stockholder” or other similar statute or regulation that might be deemed applicable, the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby. The Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, the Merger Agreement and the other agreements and transactions referred to therein, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—“Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with a fair rate of interest, as determined by such court. This value may be the same, more or less than the price that the Purchaser is offering to pay you in the Offer. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex C to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•	within the later of the consummation of the Offer, which shall occur on the date on which acceptance and payment for Shares occurs, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is February 20, 2014), deliver to AMCOL at the address indicated below, a demand in writing for appraisal of such Shares, which demand must reasonably inform AMCOL of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender such Shares in the Offer; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the rights of AMCOL’s stockholders to seek appraisal rights under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Imerys nor the Purchaser believes that Rule 13e-3 will be applicable to the Merger.

17. Fees and Expenses.

Imerys and the Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Imerys nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Imerys and the Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 9—“Certain Information Concerning Imerys and the Purchaser—Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of AMCOL’s stockholders. Any solicitation that the Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Imerys, the Purchaser, AMCOL or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

No person has been authorized to give any information or to make any representation on behalf of Imerys or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

Imerys SA

Imerys Minerals Delaware, Inc.

February 20, 2014

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

IMERYS AND THE PURCHASER

The name, country of citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Imerys and the Purchaser and certain other information are set forth below. The business address of each director and executive officer of Imerys is c/o Imerys SA, 154 rue de l’Université, 75007 Paris, France, and the current phone number is + 33 (0) 1 49 55 63 00. The business address of each director and executive officer of the Purchaser is c/o Imerys USA, Inc., 100 Mansell Rd., Roswell, GA 30076, and the current phone number is (770) 645-3300.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Mr. Gérard Buffière France Director of Imerys	Mr. Buffière has been a director of Imerys since 2005. He is a graduate of École Polytechnique, Paris, with a Master of Sciences from Stanford University, United States. Mr. Buffière began his career in 1969 in the French group Banexi. After holding various positions with the American group Otis Elevator, in 1979 he joined the international group Schlumberger, where he held various management positions before becoming Chairman of the Electronic Transactions divisions in 1989. His career continued as Chief Executive Officer of the Industrial Equipment division of the French group Cegelec in 1996. He joined the Imerys Group in March 1998 where he was appointed Vice-President of Building Materials. In 1999, he became Vice-President of Building Materials and Ceramics & Specialties. In 2000, he took charge of the Pigments & Additives business group, then the Pigments for Paper business group, until 2003. Mr. Buffière was Chairman of the Management Board of Imerys from January 1, 2003 to May 3, 2005, where he was appointed Director and Chief Executive Officer of Imerys, a position he held until April 28, 2011. Since 2013 Mr. Buffière has been a member of the Supervisory Board of Tarkett SA, located at 2, rue de l’Egalité, 92000 Nanterre, France, and since 2011 also a member of the Supervisory Board of Wendel, located at 89 rue Taitbout, 75009 Paris, France.

Mr. Frédéric Beucher France Vice-President, Ceramic Materials Business Group of Imerys	Mr. Beucher joined Imerys in 2003 after several years in investment banking, first at Société Générale in France and Spain and then at Rothschild & Cie in Paris. Mr. Beucher started as Head of Strategy and Development at Imerys, then managed the Sanitaryware Business unit and was Vice-President & General Manager of the Minerals for Ceramics division of Imerys. Since July 2013, Mr. Beucher has been Vice President in charge of the Ceramic Materials business group of Imerys.

Mr. Aldo Cardoso France Director of Imerys	Mr. Cardoso has been a director of Imerys since 2005. He is a graduate of École Supérieure de Commerce, Paris and a Master of Law. Mr. Cardoso began his career in 1979 at Arthur Andersen, where he became a partner in 1989. He was appointed Vice-President of Auditing and Consulting Europe in 1996, and was Chairman of Andersen France from 1998 to 2002. He was Chairman of the Supervisory Board of Andersen Worldwide from 2000 to 2002, before becoming Chairman of the Managing Board

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
from 2002 to 2003. Mr. Cardoso is a director of Mobistar (since 2004), located at Avenue du Bourget 3, 1140 Brussels, Belgium; Bureau Veritas (since 2005), located at 67 Boulevard du Château, 92200 Neuilly-sur-Seine, France; GDF Suez (since 2004), located at Tour T1, 1 place Samuel de Champlain, Faubourg de l’Arche, 92400 Courbevoie; and GE Corporate Finance Bank SAS (since 2010), located at 2-4, rue Pillet Will, 75009 Paris, France. In 2011, Mr. Cardoso was a director of PlaNet Finance, located at 44, rue de Prony, 75017 Paris, France. Since 2004, Mr. Cardoso has been a Censor of Axa Investment Managers SA, located at Cœur Défense Tour B—La Défense 4, 100 Esplanade du Général de Gaulle, 92400 Courbevoie, France.

Mr. Xavier Le Clef Belgium Director of Imerys

Mr. Le Clef has been a director of Imerys since 2012. He is a graduate of the Brussels School of Economics and Management and holder of a MBA from the Business School Vlerick Leuven in Gent. Mr. Le Clef began his career in 2000 as an Associate of the international consulting firm in Strategy, Technology and Innovation, Arthur D. Little, where he held various positions in Belgium, France and Germany until 2006. He then joined Compagnie Nationale à Portefeuille, located at rue de la Blanche Borne, 12, 6280 Gerpinnes (Loverval), Belgium, where he is currently the Chief Financial Officer. Mr. Le Clef is a director of Compagnie Nationale à Portefeuille (since 2006), located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium.

In his capacity of Chief Financial Officer and Director of Compagnie Nationale à Portefeuille, Mr. Le Clef has been appointed since 2012 as Director of the following companies which are subsidiaries of Compagnie Nationale à Portefeuille: Andes Invest, located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium; BSS Investments, located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium; Compagnie Immobilière de Roumont, located at Rue de la Blanche Borne 12, 6280 Gerpinnes, Belgium; Distripar SA, located at Chaussée De La Hulpe 181, Bte 9 1170 Watermael-Boitsfort, Belgium; Distriplus, located at Avenue Houba De Strooper 63 1020 Bruxelles, Belgium; Europart, located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium; Fidentia Real Estate Investments SA, located at Chaussée de la Hulpe 150, 1170 Brussels, Belgium; GB-INNO-BM SA, located at Rue Colonel Bourg 111, 1140 Brussels, Belgium; GIB Corporate Services, located at Boulevard Bischoffsheim 11 1000 Bruxelles, Belgium; Investor, located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium; Nanocyl SA, located at Rue de l’Essor, 4, B-5060 Sambreville, Belgium; Soneco, located at Chaussée De La Hulpe 181, Bte 9 1170 Watermael-Boitsfort, Belgium; Trasys Group, located at Terhulpsesteenweg 6c, 1560 Hoeilaart, Belgium; Financière Flo, located at Tour Manhattan, 5-6 place de l’Iris, 92400 Courbevoie (France); Tikehau Capital Advisors, located at 134, Boulevard Haussmann, 75008 Paris,

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

France; Unifem located at 1 rue Jean Jaurès, Centre Bonlieu, 74000 Annecy, France; Finer located at Rue de Namur 1, 2211 Luxembourg Luxembourg; Kermadec, located at Rue de Namur 1, 2211 Luxembourg Luxembourg; and Swilux SA, located at Rue de Namur 1, 2211 Luxembourg Luxembourg.

In his capacity of Chief Financial Officer and Director of Compagnie Nationale à Portefeuille, Mr. Le Clef has been Director since 2011 of Groupe Flo, located at Tour Manhattan, 5-6 place de l’Iris, 92400 Courbevoie (France); Rottzug B.V. (since 2013), located in Rotterdam, the Netherlands; AOT Holding (since 2013), located Grafenauweg 4, 6300 Zug, Switzerland; and Transcor Astra 25 (since 2013), located at Grafenauweg 4, 6300 Zug, Switzerland .

Mr. Le Clef is also the permanent representative since 2012 of Compagnie Immobilière de Roumont on the board of the Directors of Belgian Sky Shops, located at Chaussée De La Hulpe 181, Bte 9 1170 Watermael-Boitsfort, Belgium; and Transcor Astra Group SA located at Parc de L’Alliance, Boulevard de France 7, 1420 Braine-L’Alleud, Belgium;

Mr. Le Clef is also the permanent representative since 2012 of Investor, located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium; Carpar, located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium; Fibelpar, located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium and Newcor, located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium.

Since 2006, Mr. Le Clef has been also the General Manager of Pargesa Asset Management, located at Veerkade 5, 3016 Rotterdam, the Netherlands; and Parjointco N.V., located at Veerkade 5, 3016 Rotterdam, the Netherlands, and a member of the Investment Committee of Tikehau Capital Partners, located at 134, Boulevard Haussmann, 75008 Paris, France.

Mr. Le Clef is the former director of Carpar (from 2006 to 2012), located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium; Fibelpar (from 2006 to 2012), located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium; Newtrans Trading SA (from 2006 to 2012), located at Rue De La Blanche Borne 12, 6280 Gerpinnes, Belgium; Goinvest (from 2006 to 2011), located at Avenue Frans Courtens 131 1030 Schaerbeek, Belgium; Belgian Icecream Group “BIG”( from 2006 to 2013), located at Gierlebaan 100, 2460 Tielen, Belgium; Carsport (from 2006 to 2013), located at Rue De La Blanche Borne 12, 6280 Gerpinnes, Belgium; Groupe Jean Dupuis (from 2006 to 2013), located at Rue De La Blanche Borne 12, 6280 Gerpinnes, Belgium; and Newcor (from 2006 to 2013), located at rue de la Blanche Borne 12, 6280 Loverval Gerpinnes, Belgium.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Mr. Alessandro Dazza Italy Vice-President, High Resistance Minerals business group of Imerys	Mr. Dazza worked for a chemical company in Italy before he joined Imerys in 2000 upon the acquisition of Treibacher Schleifmittel. Mr. Dazza became General Manager of the Abrasives Business Unit of Imerys in 2004, then Vice-President and General Manager of the Fused Minerals Division in 2008, after the acquisitions of UCM Zirconia, UCM Magnesia and Astron. Since July 2013, Mr. Dazza has been Vice President in charge of the High Resistance Minerals business group of Imerys.

Mr. Michel Delville Belgium Chief Financial Officer of Imerys	Mr. Delville joined Imerys in 1999 after holding various international positions within the Schlumberger group. He was successively Financial Controller of the Building Materials & Ceramics business group in France, then of the Pigments & Additives business group in the United States. Promoted Group Control & Tax Director in January 2003, he took the position of Pigments for Paper Europe General Manager in January 2007. He was appointed Chief Financial Officer of Imerys in October 2009.

Mr. Ian Gallienne France Director of Imerys	Mr. Gallienne has been a director of Imerys since 2010. He is a Management and Administration graduate with a specialization in Finance at E.S.D.E. Paris and holder of an MBA from INSEAD, Fontainebleau. Mr. Gallienne began his career in Spain in 1992 as co-founder of a commercial company. From 1995 to 1997, he was a member of the management of a consulting firm specialized in the reorganization of ailing companies in France. From 1998 to 2005, he was Manager of the private equity fund, Rhône Capital LLC, in New York and London. Since 2005, he has been co-founder and Managing Director of the private equity funds Ergon Capital Partners, Ergon Capital Partners II, and Ergon Capital Partners III, all located at 24 Avenue Marnix, 1000 Brussels, Belgium. Since January 1, 2012, Mr. Gallienne has been Managing Director of Groupe Bruxelles Lambert, located at 24 Avenue Marnix, 1000 Brussels, Belgium, where he was a director from 2009-2012. Since 2005, Mr. Gallienne has been a director of Ergon Capital SA, located at located at 24 Avenue Marnix, 1000 Brussels, Belgium; and a manager of Ergon Capital II Sàrl, located at 13, Avenue De La Liberté, Luxembourg, Luxembourg. Since 2013, Mr. Gallienne has been the Manager of Sienna Capital Sàrl, located at 19 Route d’Arlon L-8009 Strassen, Luxembourg, and Serena Sàrl, located at 19 Route d’Arlon L-8009 Strassen, Luxembourg. He is also a member of the Supervisory Board of Kartesia (since 2013), located at 16 avenue Pasteur, L 2310 Luxembourg. He is a director of Steel Partners NV (since 2010), located at Hille 174, Wingene, 8750 West-Vlaanderen, Belgium; Lafarge (since 2011), located at 61 rue des Belles Feuilles, 75116 Paris, France, Pernod Ricard (since 2012), located at 12 place des États-Unis, 75783 Paris, France; Gruppo Banca Leonardo SpA (since 2009), located at Via Broletto, 46, Milano, Italy; and SGS (since 2013), located at 1 Place des Alpes; Geneva, Switzerland. Mr. Gallienne is a former director of Publihold SA (in 2011), located at Rue Des Minimes 39 1000,

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Bruxelles Belgium; Central Parc Villepinte SA (from 2007 to 2011), located at 11 Place Edouard Vii, 75009 Paris, France; Elitech Group SAS (in 2011), located at 12-12 bis, rue Jean-Jaurès, 92800 Puteaux, France; Fonds de Dotation du Palais (from 2009 to 2011), located at 2 place André Malraux, 75001 Paris, France; PLU Holding SAS (from 2007 to 2011), located at rue Alfred Sauvy, Parc d’activités de Massane 34 670 Baillargues, France; Seves SpA (from 2007 to 2011), located at Via R. Giuliani, 360, 50141 Florence, Italy; and Arno Glass SA (from 2007 to 2010), located at route d’Esch 412F, Luxembourg, Luxembourg. From 2005 to 2013 he was a manager of Egerton Sàrl, located at 13-15, Avenue de la Liberté, 1931 Luxembourg, Luxembourg.

Ms. Marion Guillou France Director of Imerys	Ms. Guillou has been a director of Imerys since 2012. She is a graduate of Ecole Polytechnique Paris (1973) and ENGREF (rural, water & forestry engineering school) and a doctor of physical chemistry specializing in biotransformation. Ms. Guillou began her career in 1978 and held various positions in the ministries of Agriculture & Food (Saint-Lo, Paris, Nantes) and Research (Loire region research & technology delegation). In 1986 she joined a joint Nantes university as a research scientist. From 1993 to 1996, she was agricultural attaché to the French Embassy in London. Marion Guillou was Director General for Food at the Ministry of Agriculture from 1996 to 2000. In 2000 Ms. Guillou became Director General of the National Institute for Agricultural Research, located at 147 rue de l’Université, 75007 Paris, France, then its Chairman & Chief Executive Officer from July 2004 to August 2012. Ms. Guillou is the Chairman of the Board of Directors of Agreenium (since 2009), located at 147 rue de l’université, 75345 Paris, France. She is a director of APAVE (since 2013), located at 191 rue de Vaugirard, 75015 Paris France; BNP Paribas (since 2013), located at 16 boulevard des Italiens, 75009 Paris, France; National Political Science Foundation (FNSP) (since 2012), located at 27 rue Saint-Guillaume, 75007 Paris, France; Veolia Environnement (since 2012), located at 36-38, avenue Kléber, 75116 Paris, France; and CGIAR (since 2013), located at c/o Agropolis International, Avenue Agropolis, 34000 Montpellier, France. Since 2013 Ms. Guillou has been the Chairman of the Comité d’arbitrage de l’IDEX de Toulouse (Arbitration Committee of IDEX in Toulouse), located at 15 rue des Lois, 31000 Toulouse, France. From 2008 to 2013 Ms. Guillou was Chairman of the Board of Directors of Ecole Polytechnique, located at Route de Saclay, 91128 Palaiseau, France, and from 2012 to 2013 a director of the University of Lyon Foundation, located at 210 Avenue Jean Jaurès, 69007 Lyon , France. From 2012 to 2013 Ms. Guillou was a member of the Supervisory Board of Areva, located at Tour AREVA, 1, place Jean Millier, 92400 Courbevoie, France.

Mr. Jeffrey C. Hicks United States Treasurer of Purchaser	Mr. Hicks has been with Imerys, or a predecessor company, since December 1982, and is Treasurer of the Purchaser. Mr. Hicks has been responsible for managing the financial affairs of Imerys – North America, including treasury management, central accounting,

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
tax, and risk management. Mr. Hicks received his Masters of Business Administration in Finance in 1975 from Georgia State University in Atlanta, Georgia.

Mr. Olivier Hautin France Vice-President, Energy Solutions & Specialties business group of Imerys	Mr. Hautin joined Imerys in 1995 after beginning his career in strategy consulting at Mars & Co. He was successively in charge of Strategy & Development for the Imerys Group, then in the United States (Atlanta) in the Pigments & Additives business group. After having held the position of Vice-President and General Manager in several Imerys profit centers in Europe and Asia, and Vice-President and General Manager, Minerals for Ceramics, he has been in charge of Pigments for Paper & Packaging business group till June 2012 and then of Minerals for Ceramics, Refractories, Abrasives & Foundry business group. He has been Vice-President of Energy Solutions & Specialties business group of Imerys since July 2013.

Mr. Aimery Langlois-Meurinne France Director, Vice-Chairman of the Board of Imerys	Mr. Langlois-Meurinne has been a director of Imerys since 1987, and from 1987-2011 as Chairman of the Board. He is a doctor of law and graduate of Institut d’Études Politiques, Paris and École Nationale d’Administration (Robespierre class), Paris. He began his career in 1971 with Paribas, where, for 11 years, he was successively Consultant Engineer, Industrial Delegate in Japan, Assistant Vice-President then Deputy Vice-President in charge of the Asia-Pacific Department and, finally, Deputy Vice-President in charge of the International Financial Operations Department. He then joined AG Becker Paribas in New York, as Managing Director and member of the Executive Committee, then Merrill Lynch Capital Markets, New York, where he held the position of Managing Director. In 1987, he joined Parfinance in Geneva, Switzerland as Chief Executive Officer before becoming its Vice-Chairman and Chief Executive Officer in 1990, when he was also appointed Chief Executive Officer of Pargesa Holding S.A., located at 11, Grand-Rue, 1204 Geneva, Switzerland, a position he held until January 2010. In 2010 he was appointed manager of Audiris, located at 18 Avenue Matignon, 75008 Paris, France. Mr. Langlois-Meurinne has been a director of Groupe IDI, located at 18 Avenue Matignon, 75008 Paris, France since 2008, and since 2009 he has also been a director of Société Française Percier Gestion (“SFPG”), located at 1 Rpt Champs Elysees 75008 Paris, France and of Société de la Tour Eiffel, located at 20-22 rue de la Ville-l’Évêque, 75008 Paris, France. Since 2010 Mr. Langlois-Meurinne has been the member of the Supervisory Board of PAI Partners, located at 232, rue de Rivoli, 75001 Paris, France, and since 2011 also a member of the Supervisory Board of Louis Dreyfus Commodities Holdings BV, located at Westblaak 92, 3012 Rotterdam the Netherlands.

Mrs. Fatine Layt France Director of Imerys	Mrs. Layt has been a director of Imerys since 2010. She is a graduate of Institut d’Études Politiques Paris and Société Française des Analystes Financiers (SFAF). Mrs. Layt joined the Euris group on its creation in 1989 and held various positions there until 1992, when she was appointed Chief Executive Officer of EPA and Director of Glénat and Actes Sud. Mrs. Layt has also managed two audiovisual companies created in partnership with Canal+. In 1993,

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
she became Chief Financial Officer of the investment fund Oros, then in 1995 Chief Executive Officer of Sygma Presse. From 1996 to 1998, Mrs. Layt was Chairman & CEO of the specialized press group Compagnie Européenne de Presse Professionnelle (CEPP) and Director of the trade press federation. In 2000, she created Intermezzo, located at 8 Avenue de Breteuil, 75007 Paris, France, a company specialized in the media sector and of which Mrs. Layt is still a manager, before becoming a partner in Messier Partners, a merchant bank based in Paris and New York, in 2003. In 2007 Mrs. Layt founded Partanéa, a merchant bank transferred in late 2008 to the Oddo et Cie group, located at 12 Boulevard de la Madeleine, 75009 Paris, France, of which she became an Executive Committee member. Mrs. Layt is also managing partner and Chairman of Oddo Corporate Finance, located at 12 Boulevard de la Madeleine, 75009 Paris, France. Mrs. Layt is a director of Fondation Renault (since 2001), located at 13-15, quai Le Gallo, 92513 Boulogne-Billancourt, France, and of Fromagerie Bel (since 2012), located at 120 Boulevard Jules Ferry, 39000 Lons-le-Saunier, France. She is the Chairman (since 2010) of Le Cercle des Partenaires des Bouffes du Nord, located at 37 bis, Boulevard de la Chapelle, 75010 Paris, France. She was a member of the Supervisory Board of Institut Aspen France, located at 20-22 rue des Petits-Hôtels, 75010 Paris, France, from 2010 to 2013.

Mr. Jocelyn Lefebvre France, Canada Director of Imerys	Mr. Lefebvre has been a director of Imerys since 1994. He is a business administration graduate of Hautes Études Commerciales (HEC) Montréal (Canada) and a member of the Quebec order of chartered accountants. He began his career in 1980 at Arthur Andersen & Co. in Montreal and then in Brussels. In 1986, he joined Société Générale de Financement du Québec and the Canadian industrial group M.I.L. Inc., where he was successively Assistant Chairman, Vice-Chairman for administration and special projects then for corporate affairs while holding the position of Chairman of one of its main subsidiaries (Vickers Inc.) until 1991. In 1992, Mr. Lefebvre joined the Power Corporation du Canada group, located at 751, square Victoria, Montréal (Québec) Canada H2Y 2J3, where he has held various positions in Europe. Mr. Lefebvre is a director of Power Corporation du Canada (since 1992), located at located at 751, square Victoria, Montréal (Québec) Canada H2Y 2J3, and is the chairman of the board of Sagard S.A.S. (since 2002), located at 24-32 Rue Jean Goujon, 75008 Paris, France. He is a member of the Managing Board of Parjointco N.V. (since 2004), located at Veerkade 5, 3016 Rotterdam, The Netherlands, and Power Financial Europe B.V. (since 1992), located at Veerkade 5, 3016 Rotterdam, The Netherlands. He is also a member of the Supervisory Board of Kartesia (since 2013), located at 16 avenue Pasteur, L 2310 Luxembourg. Mr. Lefebvre is a former director of Suez-Tractebel S.A. (from 2003 to 2009), located at Boulevard Simon Bolivar 34 1000 Bruxelles Belgium.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Mr. Gilles Michel France Director, Chairman of the Board and Chief Executive Officer of Imerys	Mr. Michel is a graduate of École Polytechnique (1974), École Nationale de la Statistique et de l’Administration Economique (ENSAE) and Institut d’Études Politiques (IEP) of Paris, Gilles Michel began his career in 1982 within the World Bank (Washington, D.C.). He then joined the Saint-Gobain group in 1986 where during sixteen years he held various managerial positions, notably in the United States, before being appointed in 2000 to General Manager of the Ceramics & Plastics business group and member of Saint-Gobain’s Management Committee. In 2001, he joined PSA Peugeot-Citroën group as Manager of the Platforms, Techniques & Purchasing activity and member of Peugeot’s Executive Committee. In 2007, he was appointed General Manager of Citroën, and member of the managing Board of Peugeot SA. On December 1, 2008, Mr. Michel was appointed Chief Executive Officer of the Fonds Stratégique d’Investissement, a Strategic Investment Fund, whose activity involves taking equity stakes in companies expected to contribute to the growth and competitiveness of the French economy. Mr. Michel joined Imerys, in September 2010 and was appointed Director and Deputy Chief Executive Officer on November 3, 2010. Since April 28, 2011, he has been Chairman and Chief Executive Officer of Imerys. Since June 20, 2012 Mr. Michel has been a director of GML Investissements Ltée, located at 4ème Etage, IBL House. Caudan Waterfront. Port Louis, Mauritius.

Mr. Daniel Moncino United States Vice-President, Filtration & Performance Additives business group of Imerys	Mr. Moncino joined Imerys in 2002 after beginning his career in the semiconductor industry with Siemens in the United States and Germany, and holding various positions in Engineering Polymers and Specialty Chemicals with BASF and wireless telemetry and semiconductor equipment and services with Schlumberger. Mr. Moncino was appointed Vice-President and General Manager of the North American Performance Minerals Division of Imerys and then appointed the Vice-President and General Manager of the Global Minerals for Filtration Division until February 2008, when he became the head of the PFM business group of Imerys. He has been Vice-President of Filtration & Performance Additives business group of Imerys since July 2013.

Mr. Denis Musson France Vice-President, General Counsel & Company Secretary of Imerys Director President, Group General Counsel and Secretary of Purchaser

Mr. Musson graduated with a Master in Business and Tax laws fiom the University Paris 2 (France) and a LLM fiom the University of Pennsylvania (United States). He joined Imerys in 1999 as Group General Counsel and Secretary of the Board. His career was previously, from 1988, with Pechiney (that became a branch of Rio Tinto group, 17 place des Reflets, 92097 Paris La Defense, France), where he started in the group’s Legal Department before taking over the responsibility of its Corporate Department. He is also a member of the Executive Committee of Imerys since January 2003.

Mr. Robert Peugeot France Director of Imerys	Mr. Peugeot has been a director of Imerys since 2002. He is a graduate of École Centrale de Paris engineering school and holder of an MBA from INSEAD, Fontainebleau (France). He began his career in 1975 with Peugeot, located at 75 Avenue de la Grande Armée, 75116 Paris, France, where he held several positions both in France and abroad. In 1985 he joined Citroën becoming Vice-

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
President of Quality and Organization from 1993 to 1998, when he was appointed Vice-President of Innovation & Quality of PSA Peugeot Citroën and Member of the Executive Committee. In February 2007, he was appointed Member of the Supervisory Board of Peugeot S.A. and of the Financial and Audit Committee as well as Member of the Strategic Committee of PSA Peugeot Citroën group that he has chaired since 2009. Mr. Peugeot has also been Chairman & Chief Executive Officer of FFP, located at 75, avenue de la Grande Armée, 75116 Paris, France, since 1992. He is a Member of the Supervisory Board of Hermès International (since 2007), located at 24, rue du Faubourg Saint-Honoré, 75008 Paris, France and IDI Emerging Markets SA (since 2008), located at 11, rue Sainte Zithe, L-2763 Luxembourg, Luxembourg. Mr. Peugeot is a director of Sofina SA (since 2008), located at Rue de l’Industrie, 31, B-1040 Brussels, Belgium; E.P.F. (Établissements Peugeot Frères) (since 2002), located at 75, avenue de la Grande Armée, 75116 Paris, France; Faurecia (since 2007), located at 2 rue Hennape, 92000 Nanterre, France; Holding Reinier (since 2007), located at 30 boulevard de l’Océan, 13009 Marseille, France; Société des Autoroutes du Nord et de l’Est de la France (Sanef) (since 2006), located at 30 boulevard Gallieni, 92130 Issy les Moulineaux, France; DKSH Holding AG (since 2008), located at Wiesenstrasse 8, 8034 Zürich, Switzerland; and is the Chairman of Financière Guiraud SAS (since 2006), located at 75, avenue de la Grande Armée, 75116 Paris, France. Mr. Peugeot is also a manager of CHP Gestion since 2012, located at 9 rue Anatole de la Forge, 75017 Paris, France, SC Rodom (since 2002) located at 7 boulevard Suchet, 75016 Paris, France, France, and a member of the Supervisory Board of Zodiac Aérospace (since 2006), located at 61 rue Pierre Curie, 78370 Plaisir, France. Mr. Peugeot was the Chairman and Chief Executive Officer of Simante, SL (from 2004 to 2010), located at CL Velazquez, 61 Madrid, Spain, 28001, Spain. He is a former director of Alpine Holding GmbH (from 2007 to 2009), located at Alte Bundesstrabe 10, Wals, 5071, Austria; Immeubles et Participations de l’Est (from 2002 to 2009), located at 7 Route de Beaulieu Le Rocher, 25700 Valentigney, France; L.F.P.F. (La Française de Participations Financières) (France) (from 2002 to 2009) located at 7 Route de Beaulieu Le Rocher, 25700 Valentigney, France; B-1998 SL (from 2004 to 2009), located at Paseo la Habana, 79, 28016 Madrid, Spain; FCC Construccion, S.A (from 2004 to 2009), located at Av. del Camino de Santiago, 40, 28050 Madrid, Spain; Fomento de Construcciones y Contratas, S.A. (from 2004 to 2010), located at Federico Salmón, 13. 28016, Madrid, Spain; and Waste Recycling Group Limited (from 2007 to 2009), located at Ground Floor West 900 Pavilion Drive Northampton Business Park Northampton NN4 7RG, United Kingdom.

Mr. Olivier Pirotte Belgium Director of Imerys	Mr. Pirotte has been a director of Imerys since 2010. He is an engineering graduate of École de Commerce Solvay of the Université Libre de Bruxelles. Mr. Pirotte began his career in 1989

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
at Arthur Andersen, where he held management positions for both the Business Consulting and Audit divisions. In 1995, he joined Groupe Bruxelles Lambert, located at 24 Avenue Marnix, 1000 Brussels, Belgium, where he was, until the end of 2011, Manager of Equity Interests and Investments. Since January 1, 2012, he has been Chief Financial Officer of Groupe Bruxelles Lambert. Since July 2008, Mr. Pirotte has been director and member of the Strategic Committee and Audit Committee of Suez Environnement Company, located at 16, place de l’Iris, 92040 Paris, France. He is director of Brussels Securities S.A (since 2006), located at Avenue Marnix 24, 1050 Bruxelles, Belgium, Belgium; Ergon Capital Partners III S.A (since 2011), located at 24 Avenue Marnix, 1000 Brussels, Belgium; GBL Treasury Center S.A. (since 2007), located at Avenue Marnix 24, 1050 Bruxelles, Belgium; LTI One SA (since 2013), located at Rue Phocas Lejeune 8, 5032 Isnes, Belgium; Pension funds of Groupe Bruxelles Lambert (OFP) (since 2012), located at 24 Avenue Marnix, 1000 Brussels, Belgium; Sagerpar S.A. (since 2011), located at Avenue Marnix, 24, 1000 Brussels, Belgium; PGB (since 2012), located at 1, rond point des Champs Elysées, 75008 Paris, France; GBL Investments Limited (since 2011), located at 12 Merrion Square, Dublin 2, Ireland; GBL Verwaltung S.A (since 2010), located at 19 Route d’Arlon, L-8009 Strassen, Luxembourg; Belgian Securities B.V. (since 2006), located at Herengracht 555, 1017 Amsterdam; and GBL Overseas Finance N.V. (since 2011), located at Herengracht 555, 1017 Amsterdam, the Netherlands. Mr. Pirotte is also manager at GBL Energy S.à.r.l. (since 2009), located at 19 Route d’Arlon, L-8009 Strassen, Luxembourg; GBL R S.à.r.l. (since 2011), located at, 19 Route d’Arlon, L-8009 Strassen, Luxembourg; Immobilière Rue de Namur S.à.r.l.(since 2011), located at 19 Route d’Arlon, L-8009 Strassen, Luxembourg; and Serena S.à.r.l (since 2013), located at 19 Route d’Arlon, L-8009 Strassen, Luxembourg. Mr. Pirotte is a former director of Ergon Capital Partners (from to 2010), located at 24 Avenue Marnix, 1000 Brussels, Belgium; SN Airholding (from to 2008), located at 100-102, Avenue des Saisons, box 30, 1050 Brussels, Belgium; Electrabel SA (from 2010 to 2011), located at Boulevard Simon Bolivar 34 1000 Bruxelles, Belgium, where he was also Chairman of the Audit Committee. Mr. Pirotte was member of the Investments Committee at Sagard Private Equity Partners, located at 24-32 Rue Jean Goujon, 75008 Paris, France from 2006 to 2013.

Ms. Susan B. Radcliffe United States Assistant Secretary of Purchaser	Ms. Radcliffe has been with Imerys since February 2002 and is the Assistant Secretary of the Purchaser. Ms. Radcliffe has been responsible for managing the legal affairs of Imerys—Americas from 2004 through 2013 and is currently responsible for the legal affairs of Imerys for North and Central America, including corporate, litigation, regulatory, and transactional legal work. She received her Juris Doctorate from Emory University in Atlanta, Georgia.

Ms. Arielle Malard de Rothschild France Director of Imerys	Ms. Rothschild has been a director of Imerys since 2011. She is a doctor of Economics from the Institut d’Études Politiques of Paris, with a postgraduate degree in Currency, Banking & Finance from

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
the Assas University (Paris). She began her career in 1989 at Lazard bank where she spent ten years. Ms. Rothschild joined Rothschild & Cie banque in 1999 where she set up and developed the Emerging Markets Department in Paris. She is currently, since March 2006, Managing Director and Vice-President for Eastern Europe at Rothschild & Cie Banque, located at 23bis Avenue de Messine, 75008 Paris, France. In 1997, Ms. Rothschild was appointed Director of the Care France NGO, located at 71 Rue Archereau, 75019 Paris, France and Chairwoman in 2007. Ms. Rothschild is also a director of the Rothschild Foundation, located at 76, rue Picpus, 75012 Paris, France; the Traditions pour Demain association, located at Sec BP 134, F-01216, Ferney-Voltaire, France; and Groupe Lucien Barrière (since 2010), located at 35, boulevard des Capucines, 75002 Paris, France. She is Vice-Chairman of CARE International (since 2004), located at Chemin de Balexert 7-9, 1219 Chatelaine (Geneva), Switzerland.

Mr. Thierry Salmona France Vice-President, Innovation, Research & Technology & Business Support of Imerys

Mr. Salmona joined Imerys in 2000 after holding several positions in the French Ministry of Industry; at Thomson (renamed Technicolor, France); at Sanofi (France); and at SKW Trostberg, merged into Evonik Industries (Germany). Mr. Salmona managed the Building Materials & Ceramics at Parent, then its Specialty Minerals business groups. Currently Mr. Salmona also supervises Sustainable Development, Geology, Environment, Health & Safety and coordinates Purchasing and Energy at Parent.

Mr. Christian Schenck France Advisor to the Chief Executive Officer of Imerys	Mr. Schenck joined a predecessor of Imerys in 1977 and has remained in the Imerys Group throughout his career. Initially Uranium and Manganese Mining Operations Manager, he joined the Group’s roof tiles & bricks activity in 1986. In 2002 he was appointed Vice-President for the Building Materials business group, which became Materials & Monolithics in 2005 with the consolidation of Calderys. In July of 2013, Mr. Schenck became the advisor to the Chief Executive Officer of Imerys.

Mr. Amaury de Seze France Director of Imerys	Mr. de Seze has been a director of Imerys since 2008. He is a graduate of Stanford Graduate School of Business. Mr. de Seze began his career in 1968 at Bull General Electric. In 1978, he joined the Volvo group where he held various positions before becoming the Chairman & Chief Executive Officer of Volvo France in 1986, then Chairman of Volvo Europe and a member of the Group’s Executive Committee in 1990. In 1993, he joined the Paribas group as a member of the Managing Board of Compagnie Financière de Paribas and Banque Paribas in charge of holdings and industrial affairs. From 2002 to October 2007, he was Chairman of PAI Partners. In March 2008, he was appointed Vice-Chairman of Power Corporation du Canada, located at 751, square Victoria, Montréal (Québec) Canada H2Y 2J3, and was in charge of European investments until May 2010, when he became Vice-President of the Board of Directors of Corporation Financière Power, located at 751, square Victoria, Montréal (Québec) Canada H2Y 2J3, and later Vice-Chairman. Mr. de Seze was the Chairman of the Board of Directors of Carrefour S.A., located at 33, avenue Emile Zola, 92100 Boulogne Billancourt, France, from 2008 to 2011 where he

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
became Lead Director. He is the Chairman of the Supervisory Board of PAI Partners (since 2002), located at 232, rue de Rivoli, 75001 Paris, France, and a member of the Supervisory Board of Publicis Groupe SA (since 1998), located at 133 avenue des Champs Elysées, 75008 Paris, France. He is a director of Erbe SA (since 1994), located at Rue de la Blanche Borne 12, 6280 Gerpinnes, Belgium; Groupe Bruxelles Lambert (since 1994), located at 24 Avenue Marnix, 1000 Brussels, Belgium; Suez Environnement Company (July 2008), located at 16, place de l’Iris, 92040 Paris, France; RM2 International SA (since 2013), located at 5 rue de la Chapelle, 1325 Luxembourg, Luxembourg; BW Group (since 2013), located at Mapletree Business City, #18-01, 10 Pasir Panjang Road, Singapore 117438; Pargesa Holding SA (since 2001), located at 11, Grand-Rue, 1204 Geneva, Switzerland. Mr. de Seze is a former director of Thales (from 2009 to 2013), located at 45 Rue de Villiers, 92200 Neuilly-sur-seine, France. From 2004 to 2009 Mr. de Seze was a member of the Supervisory Board of Gras Savoye SCA, located at 2 Rue Ancelle, PO BOX 129, 92200 Neuilly-sur-seine, France.

Mr. Jacques Veyrat France Director of Imerys	Mr. Veyrat has been a director of Imerys since 2005. He is a graduate of École Polytechnique and École des Ponts et Chaussées, Paris engineering schools. Mr. Veyrat began his career at the French Treasury Department and then in ministerial office. In 1995, he joined the Louis Dreyfus group, located at WTC Amsterdam, H-25, Zuidplein 208, 1077 XV Amsterdam, the Netherlands, where he held several management positions, particularly with Louis Dreyfus Armateurs. From 1998 to 2008, Mr. Veyrat was Chairman & Chief Executive Officer of Louis Dreyfus Communications which later became Neuf Cegetel (which was merged into SFR in 2009), located at 42 Avenue de Friedland, 75008 Paris, France. In April 2008, he took over the management of Louis Dreyfus group, until July 2011, when he created Impala SAS, located at 4, rue Euler, 75008 Paris, France, operating in particular on the energy market. Mr. Veyrat is Chairman of Impala SAS and Impala Holding SAS. He is director of Group FNAC (since 2013), located at 9, rue des Bâteaux-Lavoirs, 94200 Ivry-sur-Seine, France; HSBC France (since 2009), located at 103 avenue des Champs-Elysees, 75008 Paris, France; and Nexity (since 2013), located at 1, terrasse Bellini—Esplanade Sud, 92919 Paris, France. He is also a member of the Supervisory Board of Eurazeo SA (since 2008), located at 32 rue de Monceau, 75008 Paris, France. Mr. Veyrat is a former director of Direct Energie (from 2008 to 2012), located at 2 B Rue Louis Armand, 75015 Paris, France; ID Logistics Group (from 2011 to 2013), located at 410, Route du Moulin de Losque, 84300 Cavaillon, France; Neoen (from 2009 to 2013), located at 4, rue Euler, 75008 Paris, France; and Poweo SA (from 2011 to 2013) located at 2bis R Louis Armand, 75015, Paris, France.

Mr. Bernard Vilain France Vice-President, Human Resources of Imerys

Mr. Vilain joined Imerys in 2004 as HR Manager Continental Europe & Asia and was appointed Group Vice-President Human Resources in July 2005. He previously held several HR positions with the Schlumberger Group; the DMC Group (France) and the LVMH group (France).

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Mrs. Marie-Françoise Walbaum France Director of Imerys	Mrs. Walbaum has been a director of Imerys since 2013. She has a sociology degree and a master’s in economic science from Paris X University. Mrs. Walbaum began her career in 1973 at BNP (Banque Nationale de Paris) and held various positions in retail banking and credit analysis until 1981. From 1981 to 1994, she was successively senior auditor at BNP’s Inspectorate General, CEO for mutual funds and CEO of the brokerage Patrick Dubouzet S.A. In 1994, Mrs. Walbaum became head of principal investments and private equity portfolio manager at BNP Paribas. Mrs. Walbaum left BNP Paribas on September 30, 2012, following a career spanning 39 years. Mrs. Walbaum has been a director of Esso, located at 5-6 Place de l Iris, Courbevoie, 92400 Courbevoie, France, since 2009 and is Chairman of the Audit Committee. She is also a director of FFP (since 2012), located at 75, avenue de la Grande Armée, 75116 Paris, France, and is a member of the Investments Committee, the Participations, and the Audit Committee. Since September 2013 she has also been a director of Thalès, located at 45 Rue de Villiers, 92200 Neuilly-sur-seine, France. Mrs. Walbaum is a former director of Compagnie Nationale à Portefeuille (from 2102 to 2013), located at Rue de la Blanche Borne, 12, 6280 Gerpinnes, Belgium; and Vigeo (from 2012 to 2013), located at 40 Rue Jean Jaures, Bagnolet, 93176 Bagnolet, France. In 2009 she was a member of the Supervisory Board of Société Anonyme des Galeries Lafayette, located at 27 rue de la Chaussee D Antin, 75009 Paris, France.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com